UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material under Rule 14a-12
  ENERPAC TOOL GROUP CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ENERPAC TOOL GROUP CORP.
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ENERPAC TOOL GROUP CORP.:

Notice is hereby given that the Annual Meeting of Shareholders of Enerpac Tool Group Corp., a Wisconsin corporation (the “Company,” “Enerpac,” “we” or “our”), will be held on February 6, 2025 at 8:00 a.m., Central Time, solely by means of remote communication at www.virtualshareholdermeeting.com/EPAC2025 for the following purposes (all as set forth in the accompanying Proxy Statement):

1.To elect ten directors from the nominees described in the accompanying Proxy Statement;
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending August 31, 2025;
3.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The virtual format of the Annual Meeting allows the Company to preserve and even increase shareholder access, while also saving time and money for both the Company and its shareholders. Even with a virtual format, you will still be able to vote and submit questions during the meeting, and we encourage you to attend online and participate.
The Board of Directors recommends a vote FOR the election as director of each of the nominees described in the accompanying Proxy Statement and FOR Proposals 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.
The Board of Directors has fixed the close of business on December 2, 2024 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. The list of shareholders entitled to vote at the Annual Meeting shall be available for examination by any shareholder during the meeting by accessing the meeting website at www.virtualshareholdermeeting.com/EPAC2025.
To ensure that your shares will be represented, we ask you to vote by telephone, mail, or over the Internet as soon as possible.
 We are electronically disseminating Annual Meeting materials to our shareholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.
 If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 7:00 a.m., Central Time, on February 6, 2025.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 18, 2024

2024 PROXY
STATEMENT

N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first sent to shareholders on or about December 18, 2024.

GENERAL INFORMATION
This Proxy Statement and accompanying proxy are furnished to the shareholders of Enerpac Tool Group Corp. (the “Company,” “Enerpac,” “we,” or “us”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the virtual Annual Meeting of Shareholders on February 6, 2025 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for the Meeting. The Company’s 2024 Annual Report to Shareholders (the “Annual Report”), which includes its Annual Report on Form 10-K for the fiscal year ended August 31, 2024 (without exhibits), accompanies this Proxy Statement and contains financial statements and certain other information concerning the Company.
ACCESSING THE VIRTUAL ANNUAL MEETING
This year, the Meeting will be held solely by means of remote communication, and there will be no in-person meeting location. The Meeting is open to all holders of our common stock as of the Record Date (as defined below). Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions. To attend and participate in the Meeting, visit www.virtualshareholdermeeting.com/EPAC2025 and enter the 16-digit control number listed on your proxy card or voting instruction form.
The Meeting will begin promptly at 8:00 a.m., Central Time, on February 6, 2025. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio. You may log into the virtual platform beginning at 7:45 a.m., Central Time, on February 6, 2025.
The virtual annual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the virtual annual meeting.
If you encounter any difficulties accessing the Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 7:00 a.m., Central Time, on February 6, 2025.

RECORD DATE
The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on December 2, 2024 (the “Record Date”). As of the Record Date, 54,400,217 shares of the Company's Class A common stock were outstanding. Each share of Class A common stock outstanding on the Record Date is entitled to one vote on all matters submitted at the Meeting. No other class of capital stock was outstanding on the Record Date.

QUORUM
A majority of the votes entitled to be cast, present by means of remote communication or represented by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered to be shares present for purposes of determining whether a quorum exists.
If you hold your shares in an account maintained by a bank, broker or other holder of record (referred to as holding shares in “street name”), these holders are permitted under the rules of the New York Stock Exchange to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent auditor, even if they do not receive voting instructions from you, but are not permitted under the rules of the New York Stock Exchange to vote on Proposals 1 and 3, unless you timely provide them with your voting instructions. It is important, therefore, if you hold your shares through an account maintained by a bank, broker or other holder of record that you timely provide your instructions to them so that your vote with respect to these matters may be cast.
The voting requirements and the procedures described in this section and below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s Restated Articles of Incorporation, as amended, and its bylaws, the rules of the New York Stock Exchange and any other requirements applicable to the matters to be voted upon.

REQUIRED VOTE
Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors.
In order to approve the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending August 31, 2025 (Proposal 2), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. As noted above, banks, brokers or other entities holding your shares in “street name” are permitted to vote on this proposal, even if you do not provide any voting instructions.
In order to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will not count in determining the outcome of the vote on this proposal.
Any other business that may properly come before the Meeting, or any adjournment of the Meeting, will be approved if more votes are cast FOR the proposal than are cast AGAINST the proposal. Accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on any such proposal. The Board of Directors is not aware of any other business to be addressed at the Meeting; however, other business may be addressed if it properly comes before the Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS
We are pleased to be distributing our proxy materials to shareholders via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission (the “SEC”). As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (a “Notice”) about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All shareholders will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our Proxy Statement and the Annual Report are available at www.proxyvote.com.

COST OF SOLICITING PROXIES
The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation in addition to their regular compensation for such solicitation. D.F. King may assist us in the solicitation of proxies and provide us with advice and support related to solicitation. If we engage D.F. King for these services, we do not expect the total costs to us for its services to exceed $20,000.

VOTING PROCEDURES
Via the Internet before the Meeting. If you hold your shares directly—that is, not in an account maintained by a bank, broker or other holder of record—then you may vote your shares before the Meeting over the Internet by following the instructions on the Notice or, if you requested a paper copy of the proxy materials, the paper copy of the proxy card that you received. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their votes have been properly recorded. The Notice instructs you how to access and review the Proxy Statement and the Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented. The deadline for Internet voting will be 10:59 p.m., Central Time, on February 5, 2025.

If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions via the Internet depends on the voting process of the bank, broker or other entity through which you hold the shares. Please review the voting instruction form from your bank, broker or other entity through which you hold the shares and complete, sign and return the form you received. You should check your voting instruction form to see if telephone or Internet voting is available to you.
By Telephone. Shareholders who hold their shares directly may vote via telephone using the toll-free number listed on the proxy card. The deadline for telephone voting will be 10:59 p.m., Central Time, on February 5, 2025. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by telephone depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
By Mail. Shareholders who hold their shares directly can vote by mail by first requesting a paper copy of the proxy materials, which will include a proxy card, by following the procedures set forth in the Notice. A shareholder receiving a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by mail depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
At the Meeting. Shares held directly in your name as the shareholder of record may be voted by you by attending the Meeting via the Internet and voting during the Meeting. Shares held beneficially in “street name” through an account with a bank, broker or other entity may be voted by you at the Meeting only if you obtain a legal proxy from the bank, broker or other entity that holds your shares giving you the right to vote the shares and bring such proxy to the Meeting. To attend and participate in the Meeting, visit www.virtualshareholdermeeting.com/EPAC2025 and enter the 16-digit control number listed on your proxy card or voting instruction form. Please have your notice in hand when you access the website and then follow the instructions.
Shares Held in Plans. Shares held for the accounts of participants in the Company’s 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of the 401(k) Plan. Shares held for the accounts of the participants in the Company’s Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.

REVOCATION OF PROXIES
A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, by voting on the Internet after you have given your proxy (only your latest Internet or telephone proxy submitted prior to the Meeting will be counted) or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Please note that any re‑votes by mail or proxy revocations must be received by our Corporate Secretary at Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 prior to the Meeting in order to be effective.
Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor, FOR the approval, on a non-binding basis, of the compensation of our named executive officers as described in this Proxy Statement, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors consists of ten members. Directors are elected annually for one-year terms. Accordingly, at the Meeting, ten directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. The Board of Directors has nominated the ten individuals listed below for election as directors at the Meeting. Each of these nominees is presently serving as a director of the Company and was most recently elected by the shareholders at the Company's annual meeting held in January 2024.
It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election of the persons named below, unless otherwise instructed by a shareholder in a completed proxy that is timely submitted. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee.

DIRECTOR CANDIDATE BIOGRAPHIES AND QUALIFICATIONS
The Board has nominated each of the following individuals for election for a one-year term expiring at the annual meeting of shareholders to be held in 2026.

Alfredo Altavilla Former Executive Chairman of Italia Trasporto Aereo S.p.A. INDEPENDENT DIRECTOR Age: 61 Director since: 2018	Other Current Public Company Directorships: •Endurance Technologies Limited	Enerpac Board Committees: •Audit •Compensation Other Directorships within the Last Five Years: •Telecom Italia Mobile S.p.A. •Recordati S.p.A.
Mr. Altavilla served as Executive Chairman of Italia Trasporto Aereo S.p.A., a state-owned airline in Italy, from June 2021 until October 2022. His prior executive experience was at Fiat Chrysler, from which he retired in August 2018 after a 29-year career in which he held several senior executive roles, including Chief Operating Officer, Europe, Africa and Middle East; Head of Business Development for Fiat Chrysler Automobiles; and Chief Executive Officer of Iveco, Fiat Chrysler’s trucks and commercial vehicles business. Mr. Altavilla also serves as Senior Advisor to BYD Company Limited, as a Senior Advisor to CVC Capital Partners, and served as Chairman of Recordati S.p.A., a pharma company listed in Milan and owned by CVC. He serves on the board of directors of Endurance Technologies Limited, the shares of which are listed on the National Stock Exchange of India.

Mr. Altavilla brings to the Board extensive operating, business development, new product development and acquisition experience. His expertise in doing business in Europe and the Middle East also provides insights critical to the Board’s oversight of Company operations and growth strategies in those markets.

Judy L. Altmaier Former President of Exmark Manufacturing Co. INDEPENDENT DIRECTOR Age: 63 Director since: 2019	Other Current Public Company Directorships: •Allison Transmission, Inc.	Enerpac Board Committees: •Audit •Compensation Other Directorships within the Last Five Years: •None
Ms. Altmaier served as the President of Exmark Manufacturing Co., a manufacturer of professional turf-care equipment and a subsidiary of The Toro Company (“Toro”), from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of Toro from 2009 until 2013. Before joining Toro, she spent more than 25 years with Eaton Corporation plc (“Eaton”), holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier chairs the Compensation Committee and serves as a member of the Finance Committee of Allison Transmission, Inc.

Ms. Altmaier brings to the Board her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with Toro and Eaton. In addition, she brings significant experience in international operations and the execution of growth initiatives.

J. Palmer Clarkson Former President and Chief Executive Officer of Bridgestone HosePower LLC INDEPENDENT DIRECTOR Age: 67 Director since: 2018	Other Current Public Company Directorships: •CNX Resources Corporation	Enerpac Board Committees: •Compensation •Governance and Sustainability Other Directorships within the Last Five Years: •None
Mr. Clarkson retired from his position as President and Chief Executive Officer of Bridgestone HosePower LLC, a Florida-based industrial hose service company in 2022. Founded by Mr. Clarkson in 1990 and acquired by Bridgestone Hose in 2014, HosePower is the largest U.S. based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and general industrial applications. Mr. Clarkson is the chair of the Environmental, Safety and Corporate Responsibility Committee and serves on the Compensation and Nominating and Corporate Governance committees of CNX Resources Corporation.

Mr. Clarkson’s areas of expertise include financial and operational management, distribution and dealer channel management, business development and capital allocation. Mr. Clarkson brings a significant understanding of the Company’s tools business and sales channels to the Board, as well as strong financial and accounting experience.

Danny L. Cunningham Former Partner and Chief Risk Officer of Deloitte & Touche, LLP INDEPENDENT DIRECTOR Age: 69 Director since: 2016	Other Current Public Company Directorships: •WEC Energy Group, Inc.	Enerpac Board Committees: •Audit, Chair •Governance and Sustainability Other Directorships within the Last Five Years: •None
Mr. Cunningham is a retired Partner and former Chief Risk Officer of Deloitte & Touche, LLP, a multinational public accounting firm. He has more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing. He has practiced in both the United States and China. He is a member of the Audit and Oversight Committee of WEC Energy Group, Inc.

Mr. Cunningham possesses expertise in the areas of financial reporting, auditing, accounting and risk management and also brings a strong knowledge of corporate transactions and a global perspective to the Board.

E. James Ferland Former Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. INDEPENDENT DIRECTOR NON-EXECUTIVE CHAIRMAN OF THE BOARD Age: 58 Director since: 2014	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Governance and Sustainability, Chair Other Directorships within the Last Five Years: •None
Mr. Ferland is the retired Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (“B&W”), a provider of energy and environmental products and services for power and industrial markets worldwide. He held those positions from July 2015, when B&W was spun-off from the Babcock & Wilcox Company (now known as BWX Technologies, Inc.), until March 2018. Mr. Ferland was Chief Executive Officer of Babcock & Wilcox Company from 2012 through the date of the spin-off. He previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc.

With more than 25 years of senior management and engineering experience in diversified industries, Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives from leading a global public company.

Colleen M. Healy Former Chief Financial Officer and Principal Accounting Officer of SailPoint Technologies Holdings, Inc. INDEPENDENT DIRECTOR Age: 53 Director since: 2023	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Audit •Governance and Sustainability Other Directorships within the Last Five Years: •None
Ms. Healy is the retired Chief Financial Officer and Principal Accounting Officer of SailPoint Technologies Holding, Inc. (“SailPoint”), an identity and access management software company. She held those positions from March 2022 until the sale of SailPoint in August 2022. From October 2019 until December 2020, Ms. Healy served as the Chief Financial Officer of Basis Global Technologies, Inc. (formerly, Centro, Inc.), a provider of workflow automation and business intelligence software for marketing and advertising functions within enterprises. Prior to 2018, Ms. Healy served as Vice President, Finance of Hillrom Holdings, Inc., Vice President, Investor Relations of TransUnion, and in various positions of increasing responsibility over nearly 20 years at Microsoft Corporation, including as General Manager of U.S. Industry for Financial Services, Head of Investor Relations, and in senior roles within treasury, business development and corporate development.

Ms. Healy has extensive experience in financial and strategic leadership, including serving as chief financial officer of a public company. She has deep experience in investor relations, mergers and acquisitions, capital markets and digital technologies, and brings strong leadership to the Board.

Richard D. Holder Chief Executive Officer of Loparex LLC INDEPENDENT DIRECTOR Age: 61 Director since: 2017	Other Current Public Company Directorships: •Armstrong World Industries, Inc.	Enerpac Board Committees: •Audit •Compensation, Chair Other Directorships within the Last Five Years: •NN, Inc.
Mr. Holder currently serves as Chief Executive Officer of Loparex LLC. Loparex is a leading supplier of engineered release liner solutions, enabling sustainable performance for customers around the globe through in-depth material science expertise and industry-leading technology. Prior to his current role, from January 2021 through January 2024, Mr. Holder served as President and CEO of HZO, Inc., a provider of thin-film nanocoatings for electronics. From June 2013 to September 2019, Mr. Holder served as President and CEO of NN, Inc., a diversified industrial manufacturing company. He also held a variety of leadership positions during his twelve-year tenure at Eaton Corporation, where he last served as President of Eaton Electrical Components Group, a unit of Eaton’s Electrical sector. Prior to joining Eaton, he held leadership roles at US Airways, Allied Signal and Parker Hannifin.

As a current and former chief executive officer and a seasoned executive with nearly 30 years of international experience across a diverse set of industries and disciplines, Mr. Holder brings to the Board a unique perspective from leading global public companies, along with extensive business, financial and industry experience.

Lynn C. Minella Former Executive Vice President & Chief Human Resources Officer of Johnson Controls International plc INDEPENDENT DIRECTOR Age: 66 Director since: 2022	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Compensation •Governance and Sustainability Other Directorships within the Last Five Years: •None
Ms. Minella is an accomplished human resources executive with more than 40 years of global experience across a diverse set of industries. She served as Executive Vice President and Chief Human Resources Officer of Johnson Controls International plc from June 2017 until her retirement in December 2021. Prior to joining Johnson Controls, she served as Group Human Resources Director at London-based BAE Systems plc from June 2012 to June 2017 and served on its Executive Committee. Prior to BAE Systems, she was with Air Products and Chemicals, Inc. from 2004 until 2012 where she was the Senior Vice President of Human Resources and Communications. Earlier in her career she also held a variety of human resources roles of increasing responsibility at International Business Machines Corporation. Ms. Minella serves on the board of directors of Kent, a privately owned global energy services provider.

Ms. Minella brings extensive global experience in human resources management and human capital development across hardware and software development, services, and industrial and manufacturing organizations. Her experience includes talent acquisition and development, diversity and inclusion, compensation management, succession planning and onboarding executive talent. She brings a firm understanding of corporate governance matters based both on her prior experience as an executive officer of a public reporting company and as a director of an international FTSE public company.

Sidney S. Simmons Corporate Attorney INDEPENDENT DIRECTOR Age: 66 Director since: 2018	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Audit •Governance and Sustainability Other Directorships within the Last Five Years: •None
Mr. Simmons is a seasoned corporate and transactional attorney with over 40 years of experience. He provides legal counseling to a range of corporate clients, assisting them, with mergers and acquisitions, business planning and structuring, and negotiating and implementing complex business transactions, among other matters. He has a long history of volunteer service with various national and local organizations, some of which include serving as chairman of the Audit Committee and as the Vice Chair of the Board of Directors of Catholic Charities USA and as Chairman of the Board of Directors of St. Vincent’s Health System, Inc., in Jacksonville, Florida.

In addition to his deep and broad knowledge and his experience in executing commercial transactions, he brings experience in corporate governance and legal and regulatory compliance to the Board’s deliberations, as well as experience in recruiting and retaining executive talent.

Paul E. Sternlieb President and Chief Executive Officer, Enerpac Tool Group Corp. MANAGEMENT Age: 52 Director since: 2021	Other Current Public Company Directorships: •Kennametal Inc.	Enerpac Board Committees: •None Other Directorships within the Last Five Years: •None
Mr. Sternlieb was appointed President and Chief Executive Officer of the Company and a member of the Board effective October 2021. He joined Enerpac from John Bean Technologies Corporation (“JBT”), where he served since October 2017 as Executive Vice President and President of its Protein business. Prior to joining JBT, Mr. Sternlieb was Group President, Global Cooking in the Food Equipment Group at Illinois Tool Works Inc. from 2014 to 2017 and a Vice President and General Manager with Danaher Corporation from 2011 to 2014. Earlier in his career, he also held management roles with H.J. Heinz Company and was a consultant with McKinsey & Company. Mr. Sternlieb also serves on the board of directors of Kennametal Inc., an industrial technology company traded on the New York Stock Exchange. He holds an M.B.A. from, and was a Palmer Scholar at, the Wharton School and dual undergraduate degrees in Economics and Computer Science from the Jerome Fisher Program in Management & Technology at the University of Pennsylvania.

Mr. Sternlieb brings extensive operational and international experience to the Company and Board and has an established record of using a systematic approach to delivering growth and margin expansion at industrial businesses. As the only member of Enerpac management to serve on the Board, Mr. Sternlieb also contributes a level of understanding of our Company not easily attained by an outside director.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Ernst & Young LLP has been our independent registered public accounting firm since 2020, and has performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2024 and the effectiveness of our internal control over financial reporting as of August 31, 2024. The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP to audit the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ending August 31, 2025. Shareholder ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor is not required by the Company’s bylaws, but the Audit Committee is submitting the appointment of Ernst & Young LLP for shareholder ratification because the Audit Committee values shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. The Audit Committee also retains the right to direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
The Audit Committee is solely responsible for retaining or terminating the Company’s independent auditors. A representative of Ernst & Young LLP is expected to attend the Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of the executive officers named in the Summary Compensation Table included in this Proxy Statement (the “Named Executive Officers” or “NEOs”), as disclosed in the Executive Compensation section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. The Talent Development and Compensation Committee has overseen the development and implementation of our executive compensation programs, which are designed to drive long-term success and increase shareholder value. We utilize our executive compensation programs to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
Our overall executive compensation program is founded on several guiding principles, which we believe emphasize a pay-for-performance philosophy, reflect market practice and incentivize both short-term and long-term performance while discouraging excessive risk-taking:
•Executive compensation is aligned with our overall business strategy for driving growth opportunities; improving operating metrics; focusing on sales growth, margin expansion, earnings, cash flow generation and return on invested capital; and promoting a values-driven business culture that emphasizes respect for all employees, inclusion, safety and ethical behavior.
•Base pay levels and incentive compensation opportunities provide an appropriate mix of compensation elements, are aligned with each executive’s role and responsibilities, and are regularly benchmarked to market practice for peer companies.
•Key executives responsible for establishing and executing our business strategy have incentive compensation opportunities that align with both annual commitments to investors and long-term shareholder value creation. The annual bonus program, performance equity awards, compensation clawback policies, stock ownership requirements, anti-hedging policy and multi-year vesting periods on equity awards are important components of that alignment.
•Signing bonuses and initial equity awards are offered to compensate for compensation forfeited by new hires when leaving prior employment to the extent necessary to attract executive talent to join the Company in senior executive positions.
•Equity awards represent a significant portion of compensation for key executives to provide long-term retention incentives, with at least 50% of the target level of shares for annual equity awards vesting based on the achievement of performance goals (for Mr. Sternlieb, the proportion was 60%).
•Our overall compensation targets, not including special equity awards for retention and initial awards to attract executive talent to join the Company, reflect our intent to pay executive "Total Direct Compensation" (base salary, annual bonus opportunity and the value of share-based awards) at approximately the 50th percentile of pay for our peer group. The Talent Development and Compensation Committee retains discretion to consider factors such as individual performance, tenure, experience and responsibility to ensure an executive’s compensation is competitively positioned and thereby to attract and retain top talent reflective of our communities, industry, customers and values.
We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs. Although the outcome of this advisory vote is non-binding, the Talent Development and Compensation Committee and the Board of Directors will review and consider the outcome, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 31, 2024, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Class A common stock, by the directors, by each current and former executive officer of the Company named in the Summary Compensation Table below, and by the Company’s directors and executive officers employed at October 31, 2024 as a group. Information with respect to the beneficial ownership of an executive officer not employed as of October 31, 2024 is presented as of the date of the former executive officer’s termination of service.

Beneficial Owner (1)	Amount and Nature		Percent of Class
More Than Five Percent Shareholders:
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	8,425,247	(2)	15.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,337,517	(3)	11.7%
Kayne Anderson Rudnick Investment Management, LLC et al. 2000 Avenue of the Stars, Suite 1110 Los Angeles, California 90067	4,863,703	(4)	9.0%
Capital International Investors 333 South Hope Street, 55th Floor Los Angeles, California 90071	4,347,380	(5)	8.0%

Officers and Directors:
Alfredo Altavilla, Director	27,768		*
Judy L. Altmaier, Director	20,230	(6)	*
P. Shannon Burns, Head of Financial Planning, Operations, and Decision Support, Interim Executive Vice President and Former Interim Principal Financial Officer	1,369	(7)	*
Eric T. Chack, Executive Vice President, Operations	12,142	(8)
J. Palmer Clarkson, Director	37,558	(9)	*
Danny L. Cunningham, Director	60,609	(10)	*
James P. Denis, Executive Vice President, General Counsel, Secretary and Chief Compliance Counsel	12,304
E. James Ferland, Non-Executive Chair of the Board of Directors	96,065	(11)	*
Colleen M. Healy, Director	3,089		*
Richard D. Holder, Director	34,453	(12)	*
Lynn C. Minella, Director	19,737	(13)	*
Sidney S. Simmons, Director	45,865	(14)	*
Paul E. Sternlieb, Director, President and Chief Executive Officer	209,828		*
Benjamin J. Topercer, Executive Vice President and Chief Human Resources Officer	23,651		*
Anthony P. Colucci, Former Executive Vice President and Chief Financial Officer	3,437	(15)
All Directors and Executive Officers employed as of October 31, 2024 as a group (15 persons)	604,967	(16)	1.1%

*	Less than 1%.

(1)Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.
(2)This information is based on a Schedule 13G amendment filed with the SEC on January 22, 2024 by BlackRock, Inc. reporting beneficial ownership as of December 31, 2023. BlackRock, Inc. reports beneficial ownership of 8,425,247 shares, with sole voting power over 8,357,794 shares and sole dispositive power over 8,425,247 shares. The Schedule 13G reports that it was filed by Blackrock, Inc. as a parent holding company with respect to the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd. The Schedule 13G reports that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of the Company’s Class A common stock.
(3)This information is based on a Schedule 13G amendment filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. reporting beneficial ownership as of December 29, 2023. The Vanguard Group, Inc. reports beneficial ownership of 6,337,517 shares, with shared voting power over 100,919 shares, sole dispositive power over 6,184,017 shares and shared dispositive power over 153,500 shares.
(4)This information is based on a Schedule 13G filed with the SEC on November 13, 2024 by Kayne Anderson Rudnick Investment Management, LLC, Virtus Investment Advisers, Inc. and Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund reporting beneficial ownership as of September 30, 2024. The address of Virtus Investment Advisers, Inc. is One Financial Plaza, Hartford, Connecticut 06103 and the address of Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund is 101 Munson Street, Greenfield, Massachusetts 01301. Kayne Anderson Rudnick Investment Management, LLC reports beneficial ownership of 4,863,703 shares, with sole voting power over 914,381 shares, shared voting power over 3,822,284 shares, sole dispositive power over 1,041,419 shares and shared dispositive power over 3,822,284 shares. Virtus Investment Advisers, Inc. reports beneficial ownership of 3,822,284 shares, with shared voting power and shared dispositive power over all such shares. Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund reports beneficial ownership of 3,281,438 shares, with shared voting power and shared dispositive power over all such shares.
(5)This information is based on a Schedule 13G filed with the SEC on February 9, 2024 by Capital International Investors reporting beneficial ownership as of December 31, 2023. Capital International Investors reports beneficial ownership of 4,347,380 shares, with sole voting and dispositive power over all such shares. The Schedule 13G reports that (i) Capital International Investors ("CII") is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "CII investment management entities"), (ii) CII's divisions of each of the CII investment management entities collectively provide investment management services under the name "Capital International Investors," and (iii) SMALLCAP World Fund, Inc. beneficially owns 5% or greater of the outstanding shares of the Company’s Class A common stock.
(6)Includes 14,620 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(7)Mr. Burns was appointed as Interim Executive Vice President and Interim Principal Financial Officer effective on March 1, 2024 and ceased serving as Interim Principal Financial Officer on October 28, 2024 when Darren M. Kozik, the Company’s current Executive Vice President and Chief Financial Officer, joined the Company. Mr. Burns continues to serve as Interim Executive Vice President and Head of Financial Planning, Operations, and Decision Support.
(8)Mr. Chack joined the Company on July 22, 2024.
(9)Includes 8,955 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(10)Includes 2,930 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2024. Also includes 37,734 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(11)Includes 7,154 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2024. Also includes 9,804 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(12)Includes 14,620 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(13)Includes 8,921 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(14)Includes 29,546 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(15)Mr. Colucci ceased serving as Executive Vice President and Chief Financial Officer on March 1, 2024. Shares reported as beneficially owned by Mr. Colucci are as of the date immediately prior to the date he ceased serving as an executive officer of the Company and exclude restricted stock units that were forfeited upon his departure.
(16)Includes 10,084 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2024. Also includes 124,199 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Such beneficial ownership information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

BOARD ELECTION AND LEADERSHIP STRUCTURE
Directors are elected at each annual meeting to serve for a one-year term. Directors are elected by a plurality vote. Our Corporate Governance Guidelines provide for a mandatory retirement age of directors, specifying that no director after attaining the age of 75 will be nominated for re-election.
The Board elects a Chair each year. The positions of Chair of the Board and Chief Executive Officer are separated between Mr. Ferland and Mr. Sternlieb. This allows our CEO, Mr. Sternlieb, to focus on the day-to-day business operations, while the Chair leads our Board in providing strategic direction, oversight and advice to management. The Board does not have a fixed policy regarding whether to have an executive or non-executive Chair and retains the authority to modify this leadership structure as appropriate to best address the Company’s circumstances and advance the interests of all shareholders.
The Board Chair’s responsibilities include presiding over executive sessions of the independent directors, liaising between the Chief Executive Officer and independent directors, consulting with the Chief Executive Officer as to appropriate scheduling and agendas of meetings of the Board, serving as the principal conduit for communications directed from shareholders to employees and the non-employee directors, and leading the annual assessment of Board and committee performance.
BOARD COMMITTEES, CHARTERS, FUNCTIONS AND MEETINGS
The Board has three standing committees—the Audit Committee, the Governance and Sustainability Committee and the Talent Development and Compensation Committee—each of which has a charter. The Board appoints the members of these committees after considering the recommendations of the Governance and Sustainability Committee. There were five meetings of the Board during the fiscal year ended August 31, 2024 (“fiscal 2024”). All members of the Board serving during fiscal 2024 attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served which were held during the respective director’s period of service. The Company has no formal policy with respect to the attendance of the directors at the Company’s annual meeting of shareholders. All of the directors attended the 2024 annual meeting of shareholders.

Current Board committee membership and functions appear in the following table.

Committees	Committee Functions
AUDIT Danny L. Cunningham, Chair Alfredo Altavilla Judy L. Altmaier Colleen M. Healy Richard D. Holder Sidney S. Simmons Fiscal 2024 Meetings—8	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices, and compliance with the financial code of conduct
• Provides oversight of cyber and information security risks and legal and regulatory compliance
• Oversees the preparation of the Company's financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board and the Company’s financial and senior management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
GOVERNANCE AND SUSTAINABILITY E. James Ferland, Chair J. Palmer Clarkson Danny L. Cunningham Colleen M. Healy Lynn C. Minella Sidney S. Simmons Fiscal 2024 Meetings—3	• Responsible for assessing the mix of skills and experiences of the members of the Board and for evaluating and nominating prospective members to serve on the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Provides oversight of the Company's corporate responsibility, including environmental, social and diversity initiatives
• Oversees the annual self-evaluations of the Board and its committees, including the performance and contributions of individual directors
• Conducts an annual evaluation of the performance of the Governance and Sustainability Committee
TALENT DEVELOPMENT AND COMPENSATION Richard D. Holder, Chair Alfredo Altavilla Judy L. Altmaier J. Palmer Clarkson Lynn C. Minella Fiscal 2024 Meetings—4	• Determines the compensation of executive officers and makes recommendations to the independent directors of the Board regarding Chief Executive Officer compensation
• Administers and establishes performance objectives for the Company's annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Reviews leadership development and succession plans for corporate and subsidiary officers, including the CEO
• Exercises oversight of the Company’s talent management, development and retention and related strategies, programs and risks, including the Company’s diversity, equity and inclusion initiatives and results
• Exercises oversight of the Company’s community engagement and culture and related strategies, programs and risks
• Recommends to the Board the compensation for Board members
• Conducts an annual evaluation of the performance of the Talent Development and Compensation Committee

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS
The non-executive directors of the Board regularly meet in the absence of management. Mr. Ferland, the Board Chair, presides at these sessions.

INDEPENDENCE OF DIRECTORS; FINANCIAL EXPERTISE OF AUDIT COMMITTEE
The Board has determined that each of Ms. Altmaier, Ms. Healy, Ms. Minella and Messrs. Altavilla, Clarkson, Cunningham, Ferland, Holder and Simmons (i) is independent within the definitions contained in the current listing standards of the New York Stock Exchange (the “NYSE”) and the Company’s Corporate Governance Guidelines and (ii) has no other material relationship with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current NYSE and SEC rules. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE and each of Mr. Cunningham, Ms. Healy, Mr. Holder and Ms. Altmaier qualifies as an “audit committee financial expert” as defined by the SEC.
KEY AREAS OF BOARD OVERSIGHT
The Board oversees management’s establishment and execution of the Company’s strategy and operational priorities, capital allocation, governance framework, human capital management and enterprise-wide risk management, which are designed to support long-term organizational performance, ensure alignment with stakeholder expectations and enhance shareholder value. While the Board has the ultimate oversight responsibility for these matters, its committees assist it with certain areas of oversight. The Audit Committee focuses on legal, compliance, information security and cybersecurity, and financial risks (including internal controls). The Talent Development and Compensation Committee focuses on compensation and human capital risks and management. The Governance and Sustainability Committee supports the Board’s oversight of corporate governance, sustainability, and environmental, health and safety risks and practices.
Corporate Governance
The Board has adopted the Company’s Corporate Governance Guidelines (the “Guidelines”). The Guidelines provide that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Governance and Sustainability Committee of the Board monitors and oversees the application of the Guidelines and annually recommends to the Board any changes to the Guidelines and the Company’s governance practices. Each committee has a written charter that is approved by the Board and annually evaluated by the committee, as well as by the Governance and Sustainability Committee.
Compliance and Integrity
The Board has adopted the Company’s Code of Conduct (“Code of Conduct”), which is called “The Tools for Doing What’s Right.” The Code of Conduct sets out the Company’s commitment to values-based business behavior and each officer’s, director’s and employee’s individual responsibility for ensuring they and other Company representatives adhere to high ethical standards and always act in the best interests of the Company and its stakeholders. The Company also has a Code of Ethics Applicable to Senior Finance Executives (“Code of Financial Ethics”), which applies to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, or persons performing similar functions. The Code of Conduct and Code of Financial Ethics are reviewed annually by the Governance and Sustainability Committee. In addition, the Audit Committee reviews the actions management is taking to maintain an ethical culture, including how management promotes an environment in which employees can raise ethical concerns without fear of retaliation, and, at its quarterly meetings, is informed of all compliance concerns submitted to management and the Company’s Ethics Hotline.
The Company has adopted a Supplier Code of Conduct, which outlines our expectation that suppliers demonstrate the highest standards of business conduct, integrity and adherence to the law. The Supplier Code of Conduct applies to suppliers, vendors, consultants, contractors and other third parties and provides specific guidance regarding suppliers’ responsibilities to comply with all applicable laws and regulations, inform the Company of concerns and operate responsibly with respect to the Company’s standards for anticorruption, the environment, social and human rights, and other matters.
Strategy
Elements of the Company’s strategy are discussed at every regularly scheduled Board meeting. At these reviews, the Board and management discuss operational and strategic priorities, conditions and trends in the Company’s markets, identified risks and associated mitigation strategies, and short-term and longer-term challenges to the achievement of the Company’s objectives. The Board also regularly discusses investor feedback and expectations, capital allocation plans, the Company’s acquisition pipeline, and management’s multi-year plans for organic and inorganic growth, including opportunities in vertical markets the business serves and those into which it is positioned to expand.

Board Oversight of Enterprise Risks
The Company’s executive leadership and senior leadership team are responsible for executing the Company’s enterprise-risk-management program, which involves the internal audit function. The program is implemented through quarterly management reviews of strategic, financial, operational, human capital, legal and other risks with key operational and functional personnel globally and of the efficacy of mitigation actions being pursued for each risk. The Board is responsible for oversight of the Company’s overall risk management framework and, on a rolling quarterly basis, conducts a focused review of the Company’s most significant risks and the policies and practices implemented to mitigate those risks. In addition, throughout the year, the Board and its committees have detailed discussions with management concerning specific risk areas and mitigation processes.
Oversight of Cybersecurity Risk
The Audit Committee provides oversight of management’s efforts to mitigate cybersecurity risk and respond to cyber incidents, which include assistance from third-party experts to test and enhance the efficacy of the Company’s cybersecurity processes in accordance with the latest security protocols. The Audit Committee engages in a comprehensive annual overview of the Company’s cybersecurity framework but also receives briefings from management throughout the year on cybersecurity matters, emerging risks and the steps being taken to address these risks. Management processes to mitigate cybersecurity risks, and related reports to the Audit Committee, include simulations and plans for how to respond to cybersecurity incidents, should they occur, and comply with legal and regulatory requirements in such circumstances. All employees and others with access to Company information systems receive comprehensive and periodic training on data and cybersecurity security practices, including regular training on how to spot fraudulent and phishing emails.
Executive Compensation
In establishing and reviewing our executive compensation program, the Talent Development and Compensation Committee considers, among other things, recommendations from shareholders and proxy advisory firms, whether the Company’s compensation programs reward executives for performance and whether the programs encourage unnecessary or excessive risk taking. The Talent Development and Compensation Committee annually performs a compensation risk assessment, including a review of material incentive and sales compensation plans. The Talent Development and Compensation Committee, with assistance from an independent compensation consultant, has overseen the implementation of several mitigating factors to help reduce the likelihood of undue risk taking related to compensation arrangements, including, but not limited to, the use of various measures (such as organic sales, earnings, profit margin performance relative to revenue changes, total shareholder return (“TSR”), return on invested capital (“ROIC”), adjusted earnings per share and cash flow) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, restricted stock units and performance shares), executive stock ownership guidelines that help align incentives with long-term company stock price appreciation, executive compensation clawback policies and an anti-hedging policy. The Talent Development and Compensation Committee and Board believe that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and are not likely to promote other behavior that could result in a material adverse event for the Company.
Environmental Sustainability
The Governance and Sustainability Committee oversees the execution of the Company’s environmental sustainability strategy, which reflects the Company’s commitment to operating sustainably, innovating for the environment and assisting in the global transition to clean energy, and supporting global efforts to reduce greenhouse gas emissions. Energy efficiency is embedded in our new product development strategy and practices, and our Centers of Excellence challenge themselves to regularly deliver innovative solutions tailored to the exacting demands of our customers for more energy-efficient, electric and sustainable products. Examples of our products that support the shift to renewable energy sources are our specialized tools to build and maintain wind turbines. Other product innovations reflect our commitment to energy efficiency and reduced environmental impacts, such as the expansion of our lines of battery-powered tools, use of recycled materials in our new pump designs and size and weight reductions on many new product designs.
Our commitment to the environment and to supporting efforts to combat climate change also extends to how we run our operations. We have implemented an environmental management system to monitor and manage the environmental impacts of our operations, ensure compliance with relevant regulations and focus on continuously reducing waste. We have also launched programs to conduct energy efficiency assessments at all our locations globally with the objective of reducing electricity and natural gas consumption across our operations as well as improving our waste recycling practices and reducing waste that our facilities send to landfills. Additional information on our environmental sustainability program may be found at www.enerpactoolgroup.com/sustainability/.

Diversity, Inclusion and Belonging
Diversity, Inclusion & Belonging ("DI&B") remains a focus area as we strive to foster an inclusive culture of belonging in a workplace where all employees can thrive and do their best work. In addition, our Board reflects a diverse set of Directors, including three female (30%) and one racially diverse (10%) individual. We believe a continued focus on DI&B aligns with our values and provides a competitive advantage, enabling us to attract exceptional talent, leverage diverse perspectives, and ultimately drive value creation for our shareholders.
Human Capital Management
Our human capital management strategy and practices are generally overseen by our Board with assistance from the Talent Development and Compensation Committee and the Governance and Sustainability Committee. Our strategy is for Enerpac to be considered an employer of choice, and our initiatives and programs are predicated on making this objective a reality.
The talent and skills of our workforce are critical to our future success and ability to deliver shareholder value. Our development framework starts with robust performance management. Together with their leaders, employees establish annual goals and objectives that clearly align with our organizational commitments. We monitor progress throughout the year, with candid and frequent dialogue encouraged along the way. Annually, our senior leadership team reviews the skills and roles we require to execute our corporate strategy and to identify development opportunities for our emerging talent. Succession planning and talent development is conducted on an ongoing basis to identify top candidates for key roles. We promote a longer-term view by inviting employees to work with leaders to create their own unique individual development plans. Training programs in many different modalities are available for all levels throughout Enerpac, addressing a wide variety of skills and competencies, both general and technical. We believe in coaching and the sharing of perspectives and in facilitating mentorship opportunities for the benefit of our workforce. We are committed to devoting the time, resources and planning necessary to maximize the potential of our employees.
We offer competitive compensation and benefits tailored to the geographical markets and industries in which we operate. In the U.S., employees who work more than 30 hours per week are eligible for a comprehensive menu of benefits, including, healthcare (health, dental, and vision) coverage, health savings accounts with $500/$1000 employer funding, dependent care and healthcare flexible spending accounts, company-paid short disability, long-term disability, company-paid base life and accidental disability insurance, voluntary life coverage up to 6x annual salary, spousal and dependent life coverage. Employees are offered thirteen (13) paid holidays, and three (3) weeks of paid time off, military leave, a 401(k) retirement plan with a Company match and immediate vesting, access to our employee assistance program, an annual bonus program with broad participation, equity incentive programs, an employee stock purchase plan (ESPP) that allows employees to buy company shares at a 15% discount (up from 10% in the last fiscal year) and flexible work arrangements. Both part-time and full-time employees are eligible for adoption assistance and up to 12 weeks of parental leave, of which six weeks are paid for full time employees at an employee's full salary. We offer tuition reimbursement up to $5,250 (to be increased to $7,000 as of January 1, 2025) for associate and undergraduate programs and $7,500 (to be increased to $9,000 as of January 1, 2025) for graduate programs, while also offering the same level of reimbursement to part time workers as full-time workers. We also offer a dependent scholarship of up to $2,500 for both part-time and full-time employees. We continue to evaluate enhancements to our compensation and benefit programs in all locations to ensure we remain competitive and meet the needs of our employees.
Employee Safety
The safety, health, and well-being of our employees, contractors, and visitors at our sites globally is our top priority and a principle that is deeply embedded in our culture. Our health, safety, security, environment, and quality (“HSSEQ”) programs and training are fully embraced by our leaders and employees at all levels and translate into an enterprise-wide mandate to provide healthy, safe and productive work environments and deliver high standards of safety and quality in products, services and solutions for our customers and end-users. At the heart of our HSSEQ efforts is a desire to foster a culture of continuous improvement and employee empowerment through training, frequent and constructive management engagement, a risk-based evaluation of business activities and behaviors, and the deployment of programs and resources to mitigate those risks. We continually track and report our performance, including through reviews of incidents, near-misses, and quality issues, and management accountability and discussion of these improvement opportunities is a cornerstone of all business reviews.

DIRECTOR SELECTION PROCEDURES
The Governance and Sustainability Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Company’s annual meeting of shareholders. The Governance and Sustainability Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate.
Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although it does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints. Our Governance and Sustainability Committee believes it is important to refresh the Board’s membership and skills by adding new directors from time to time. The Board currently includes three directors who identify as female and one director who identifies as Black.
The Governance and Sustainability Committee’s objective is to assemble and maintain a Board that provides an optimized mix of skills, experience and perspectives to provide oversight and strategic guidance and maximize shareholder value in the context of the Company’s current or expected circumstances. In evaluating director nominees, the Governance and Sustainability Committee considers a range of factors and circumstances, including the following:
•the strategic objectives and needs of the Company with respect to the particular talents and experience of its directors;
•the knowledge, skills and experience of nominees, including operational, leadership and board experience;
•familiarity with the Company’s markets, including international business experience;
•financial literacy and expertise with accounting rules and practices;
•the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and
•the appropriate size of the Company’s Board.
The Governance and Sustainability Committee also may consider such other factors in addition to the foregoing as it deems are in the best interests of the Company and its shareholders. In order to ensure our directors have adequate time to fulfill their duties, the Board limits participation of our directors on boards of other public companies to one such board with respect to our CEO and four such boards with respect to our non-CEO directors.
The Governance and Sustainability Committee believes it is appropriate that at least one, and preferably several, members of the Board meet the criteria for an “audit committee financial expert,” as defined by SEC rules, and that a substantial majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Governance and Sustainability Committee also believes it is appropriate for the Chief Executive Officer, and if circumstances warrant other members of the Company’s management, to serve on the Board.
The Governance and Sustainability Committee identifies nominees for election to the Board by, among other considerations, evaluating the skills of the current members of the Board, their performance and contributions to deliberations, their tenure on the Board and other relevant circumstances. Current members of the Board with skills and experience to support the Company’s needs and strategic priorities and who are willing to continue to serve as directors generally are nominated for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. From time to time, the Governance and Sustainability Committee will determine to add new directors to the Board to enhance its capabilities, with such new directors being identified by a variety of means, including the recommendation of shareholders or existing directors or the assistance of third-party recruiters to identify and evaluate the qualifications of candidates satisfying the Board’s criteria for new directors.

SUMMARY OF DIRECTOR SKILLS, COMPETENCIES AND ATTRIBUTES
A summary of Board governance considerations and each director’s experience and skills follows:

Altavilla	Altmaier	Clarkson	Cunningham	Ferland	Healy	Holder	Minella	Simmons	Sternlieb
Years on the Board of Directors	6.8	5.3	6.8	8.8	10.4	1.5	7.8	2.9	6.8	3.3
Independent Director	✓	✓	✓	✓	✓	✓	✓	✓	✓	
Financially Literate	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expert		✓		✓	✓	✓	✓			
Governance and Board Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
CEO and Leadership	✓				✓		✓			✓
Operations, Manufacturing and Logistics	✓	✓			✓		✓			✓
Finance, Capital Markets and Accounting	✓	✓	✓	✓	✓	✓	✓		✓	✓
Sales, Marketing and Brand Management	✓	✓	✓			✓	✓			✓
Innovation and New Product Development		✓			✓	✓	✓			✓
Strategy Development and M&A	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Business	✓	✓	✓	✓	✓	✓	✓	✓		✓
Cybersecurity and Data Privacy			✓	✓		✓	✓			
Risk Management	✓	✓		✓		✓	✓	✓	✓	✓
Human Resources, Compensation and Benefits	✓	✓			✓		✓	✓	✓	
Legal and Regulatory				✓	✓				✓

DIRECTOR RESIGNATION POLICY
In order to ensure appropriate representation on the Board, our Corporate Governance Guidelines include a policy regarding director resignation from the Board. The guidelines provided that if a director resigns or materially changes his or her position with his or her employer or becomes aware of circumstances that may adversely reflect upon the director or Enerpac, such director should notify the Governance and Sustainability Committee and the Company’s General Counsel of such circumstances. Under the guidelines, the Governance and Sustainability Committee will consider the circumstances and may in certain cases recommend that the Board request that the director submit his or her resignation from the Board if, for example, continuing service on the Board by the individual is not consistent with the criteria deemed necessary for continuing service on the Board.
COMMUNICATIONS WITH DIRECTORS
Shareholders and other interested parties who want to communicate with the Board, the non-employee directors as a group, or any individual director, can write to: Enerpac Tool Group Corp., Attention: Chair of the Board of Directors, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate whether you are a shareholder. Depending on the subject matter, management will:
•forward the communication to the director or directors to whom it is addressed;
•attempt to handle the inquiry directly, for example, where it is a request for information about the Company; or
•not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Corporate Governance Guidelines and Code of Conduct document the Company’s policies regarding conflicts of interest and related-party transactions. Under these policies, any related party transaction or potential conflict of interest involving an executive officer, director or 5% shareholder is reviewed by legal counsel and referred to the Audit Committee for final resolution.
The Company is not aware of being party to any transaction during fiscal 2024 in which an executive officer, director or 5% shareholder had a direct or indirect material interest.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2024, no member of the Talent Development and Compensation Committee served as an officer, former officer or employee of the Company or had a relationship disclosable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2024, no executive officer of the Company served as:
•a member of the compensation committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on the Talent Development and Compensation Committee of the Board; or
•director of any other entity, one of whose executive officers served on the Talent Development and Compensation Committee.
INFORMATION AVAILABLE UPON REQUEST
Copies of the charters of the Audit Committee, Governance and Sustainability Committee and Talent Development and Compensation Committee, the Corporate Governance Guidelines, the Code of Conduct and the Code of Financial Ethics are available on the Corporate Governance section of the Company’s website at www.enerpactoolgroup.com. They also may be obtained, free of charge, upon written request directed to our Executive Vice President, General Counsel & Secretary, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal control over financial reporting; (ii) the performance of the internal audit function; (iii) the annual independent audits of the Company's financial statements and management's report regarding the effectiveness of the Company's system of internal control over financial reporting; (iv) the compliance by the Company with legal and regulatory requirements, including the Company's disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the Audit Committee's charter. The Audit Committee has the responsibility for the engagement and retention of the Company's independent registered public accounting firm, the evaluation of its qualifications, independence and performance, and the approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for planning or conducting audits or for any determination that the Company's financial statements are complete and accurate or presented in accordance with generally accepted accounting principles. The Company's management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and financial position and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Additionally, the Audit Committee has done, among other things, the following:
•discussed with Ernst & Young LLP the overall scope and plans for its audit;
•met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;
•reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2024 with the Company’s management and Ernst & Young LLP;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
•received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.
Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024.
No member of the Audit Committee is employed by, or has any other material relationship with, the Company. The Board of Directors has determined that at least one member of the Audit Committee qualifies as an "audit committee financial expert" under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

October 11, 2024

THE AUDIT COMMITTEE

Danny L. Cunningham, Chair
Alfredo Altavilla
Judy L. Altmaier
Richard D. Holder
Colleen M. Healy
Sidney S. Simmons

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy provides information regarding the compensation program for our Chief Executive Officer, our Former Interim Principal Financial Officer, the three other most highly compensated executive officers serving at August 31, 2024, and our former Executive Vice President and Chief Financial Officer who served in that capacity during the first half of fiscal 2024. These individuals are collectively referred to as the Named Executive Officers (“NEOs”). The NEOs for fiscal 2024 are as follows:
•Paul E. Sternlieb, President and Chief Executive Officer;
•P. Shannon Burns, Head of Financial Planning, Operations, and Decision Support, Interim Executive Vice President and Former Interim Principal Financial Officer;
•Benjamin J. Topercer, Executive Vice President and Chief Human Resources Officer;
•James P. Denis, Executive Vice President, General Counsel, Secretary and Chief Compliance Counsel;
•Eric T. Chack, Executive Vice President, Operations; and
•Anthony P. Colucci, Former Executive Vice President and Chief Financial Officer.
EXECUTIVE SUMMARY
The Company is committed to developing and implementing an executive compensation program that directly aligns the interests of the NEOs with the long-term interests of shareholders. With this goal in mind, the Talent Development and Compensation Committee of the Board of Directors (referred to in this section of the Proxy Statement as the "Committee") has developed an executive compensation program that is designed to:
•attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead an industrial company;
•motivate executives to demonstrate exceptional personal performance and consistently perform at or above expected levels during different business cycles; and
•provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk.
Executive compensation opportunities are aligned with our overall business strategy for driving sales growth and improving operating metrics, margin expansion, earnings, cash flow generation and return on invested capital. The Company’s executive compensation program for fiscal 2024 was designed, and the performance measures for incentive compensation awards made in fiscal 2024 were established, while the Company continued its global transformation and in the face of continued economic uncertainty globally. In awarding incentive compensation opportunities to the NEOs in fiscal 2024, the Committee selected stretch goals for the target payout levels, as an incentive to build on the exceptionally strong financial performance in fiscal 2023. For fiscal 2024, our net sales were at the bottom end of our guidance range announced at the beginning of the fiscal year, while our adjusted EBITDA reported for the fiscal year was at the midpoint of our initial guidance range for the year. Accordingly, while we achieved 2.2% growth in fiscal 2024 in organic sales (which we previously referred to as “core sales”), this was short of our stretch goal at target of 3.5% as global economic uncertainty persisted, in part reflective of geopolitical concerns. Despite not fully achieving expectations for sales growth, we achieved performance approaching or above the stretch target goals for adjusted EBITDA, adjusted EBITDA margin and free cash flow conversion, the other financial metrics under our annual bonus awards in fiscal 2024. This performance reflected continued focus on capturing productivity and efficiency gains and further expanding gross margins. As a result, the annual bonus payment based on these four financial metrics was 97.5% of the target amount. Our long-term equity performance awards for the three-year period ended August 31, 2024 paid out based on our return on invested capital and relative total shareholder return for the period. Our return on invested capital for the period was 16.4%, far exceeding the maximum payout level set for this metric of 13.6%, while our relative total shareholder return was at the 73rd percentile approaching the maximum payout level at the 75th percentile, resulting in a payout at 196% of the target opportunity for these awards. Given these balanced results, the Committee believes that the Company’s executive compensation programs are effectively linked to performance.
The Committee remains committed to linking executive compensation to performance metrics that align the interests of the NEOs with the long-term interests of shareholders. By recruiting talented and experienced executive officers to join the Company and providing them with compensation that incentivizes both retention and driving Company performance, the Committee is focused on improving shareholder value.

ALIGNMENT OF COMPENSATION TO PERFORMANCE
The Company’s executive compensation program is designed to align with our financial and strategic objectives, which are intended to create shareholder value. The Company is well-positioned to deliver long-term shareholder value through a sustainable business model built on well-established brands, robust global distribution and broad end markets, the Company’s four-pillar growth strategy, disciplined capital deployment, and an experienced leadership team. The key tenets of our business model center on creating best-in-class returns through growth of our core businesses, driving efficiency and profitability, generating strong cash flow, and prudently deploying our capital. We intend to create organic growth in excess of our markets through market share capture, product innovation, commercial effectiveness, and expansion in our industries and within our regions. In addition to organic growth, we also focus on adjusted EBITDA margin expansion by reducing our structural and SG&A costs, optimizing our manufacturing footprint, and employing strategic sourcing programs. Cash flow generation is critical to achieving our financial and long-term strategic objectives and is achieved through expanding profit margins and driving improvement in working capital. Finally, we are focused on improving returns on invested capital through investing in internal capital projects, maintaining a strong balance sheet, making acquisitions aligned with our strategy, and opportunistically acquiring our own shares.
SHAREHOLDER ENGAGEMENT
At the Company’s 2024 annual meeting of shareholders held on January 25, 2024, our shareholders were asked to support a non-binding resolution to approve the compensation paid to our named executive officers as reported in our proxy statement for that meeting. Of the shares voted “for” or “against” that proposal, approximately 71% of the shares were voted “for” approval of that resolution. Following that vote, we spoke with numerous shareholders, including conversations with many of our largest shareholders. These conversations covered a wide range of topics, including our strategic direction, financial performance and future growth opportunities. Given the 71% vote at the 2024 annual meeting on the non-binding resolution to approve the compensation paid to our named executive officers, we expressly solicited shareholder feedback on our compensation practices as described below.
In July 2024, we contacted our largest 30 shareholders, which together held approximately 85% of the outstanding shares of our Class A common stock as of March 31, 2024, to offer a meeting with members of management and independent directors to discuss executive compensation matters and any other issues the shareholders wished to address. We received responses from 21 shareholders, holding in the aggregate approximately 72% of the outstanding shares, 17 of which (collectively holding 64% of the outstanding shares) requested a meeting. We held separate, virtual one-on-one meetings with representatives of each of these 17 shareholders, which meetings were led by independent members of our Board of Directors. Mr. Ferland, the Chair of our Board of Directors, attended all but one of these meetings and Mr. Holder, the Chair of the Committee, attended a substantial majority of these meetings. Mr. Ferland and Mr. Holder were accompanied in these meetings by the Company’s General Counsel and its Senior Director of Investor Relations. The following summarizes the scope of this outreach.
    * Share ownership is as of March 31, 2024, the most recent date for which such data was available prior to the July meetings with shareholders.
In these meetings, shareholders expressed general approval of the Company’s performance and support for its executive compensation structure, including support of the balance of short-term and long-term compensation incentives, as well as the metrics used for annual compensation awards and long-term performance awards. While many of the shareholders felt that the annual compensation program resulted in appropriate alignment of payment to performance, a few shareholders expressed concern with respect to off-cycle compensation adjustments and awards other than those tied to changes in executive responsibilities or as inducements to new hires (in particular, the special equity awards of time-vesting restricted stock units and performance-based restricted stock units granted to Mr. Sternlieb on August 30, 2023), preferring that equity awards be granted as part of the annual cycle of the Committee’s compensation evaluation and decision-making process. Of these shareholders, a few also expressed their preference that these special equity awards be more heavily weighted toward performance-based equity awards (which represented one-third of the grant value of these special equity awards), though there was general support for the total revenue growth and adjusted EBITDA margin improvement metrics included in the performance-based restricted stock units.
The Committee considers shareholder views seriously as it seeks to align our policies and practices with the interests of our financial stakeholders, and has considered, and intends to continue to consider, the views expressed by shareholders in these meetings. In consideration of shareholder feedback with respect to off-cycle compensation changes, during fiscal 2024, the Committee approved mid-year compensation changes to an NEO only in connection with that NEO’s acceptance of the significant additional responsibilities he assumed upon being appointed as Interim Principal Financial Officer in March 2024. While the Committee intends to continue its historical practice of undertaking changes to NEO compensation, including granting equity awards, as part of its annual evaluation process, the Committee may make awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes, and will consider the shareholder feedback regarding off-cycle compensation adjustments.
The Committee also considers the views expressed by the principal proxy advisory firms that were expressed in their voting recommendations to shareholders in connection with the 2024 annual meeting, as such views may reflect valid shareholder concerns not expressed in the direct meetings with shareholders as part of the outreach process, and took the following actions:
•In consideration of feedback of the principal proxy advisory firms disfavoring the automatic vesting of equity awards upon a change in control of Enerpac, we revised the form of our grant agreements for equity awards going forward to include double-trigger provisions which provide that, in connection with a change in control of Enerpac, if an outstanding equity award is continued, or the award is assumed or substituted with an equivalent award by the successor entity or its parent, the award would vest as a result of the change in control only if the recipient’s employment is terminated without cause within 24 months after the change in control. Such awards would vest solely upon a change in control only if the award is not continued in effect or assumed or substituted with an equivalent award by the successor entity or its parent in connection with a change in control.
•In consideration of feedback of the principal proxy advisory firms with respect to the scope of the Company’s then-existing incentive compensation clawback policies, which addressed restatement of our financial information, but not officer misconduct, and applied only to a limited group of our executive officers, we adopted a management incentive compensation clawback policy that provides for the potential clawback of incentive compensation (i) from a member of our Global Leadership Team (currently comprised of our executive officers and approximately 55 other management personnel) in connection with misconduct by that member, which includes the knowing failure to manage, report, or monitor conduct of subordinates who have violated applicable law or any of the terms of the Company’s established policies, and (ii) from members of the Global Leadership Team not already covered by our mandatory clawback policy applicable to executive officers, upon a restatement of our financial information.

EXECUTIVE COMPENSATION PRACTICES
The Committee engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation philosophy and objectives and aligns with the Company’s business objectives. In connection with this ongoing review, and based on feedback received from our shareholders, the Committee implements and maintains what it believes are best practices for executive compensation and reinforcing the Company’s compensation philosophy. Below is a summary of those practices.

What the Company Does	What the Company Does Not Do
• Uses performance metrics to align pay with performance	• Offer gross-ups of related excise taxes on executive severance agreements
• Caps payouts under our annual cash bonus plan and performance share plans at 200%	• Otherwise provide tax gross-ups in the event of a change in control
• Grants at least 50% of target annual equity awards as performance-based awards	• Pay dividends on unearned and unvested performance shares
• Has robust stock ownership guidelines for our CEO and other current NEOs	• Pay dividends on unvested restricted stock units
• Applies mandatory clawback provisions to annual cash bonus and equity awards for executives in case of financial restatements	• Reprice stock options
• Applies discretionary clawback provisions for incentive compensation for other management employees in case of financial restatements and for executives and other management employees in the event of misconduct
• Engages an independent compensation consultant that reports to the Committee
• Prohibits short sales, hedging or pledging of our stock by our executive officers and directors

OVERSIGHT OF THE EXECUTIVE COMPENSATION PROGRAM
The Committee is primarily responsible for overseeing the Company’s executive compensation program and considers advice from an independent compensation consultant regarding competitive market pay practices. During each year, the Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.
Role of Talent Development and Compensation Committee
The Committee establishes the Company’s executive compensation philosophy and administers the overall executive compensation program. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, and determines compensation levels for NEOs. CEO compensation is recommended by the Committee to the members of the Board who are independent directors for approval. The Committee monitors the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO. A separate evaluation of the CEO’s performance is conducted in cooperation with the Chair of the Board. The Committee recommends to the Board compensation actions with respect to the CEO, which determinations are approved by the independent members of the Board.
Role of Compensation Consultant
The Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Committee utilized the services of Mercer, LLC (“Mercer”) as its independent compensation consultant in designing the executive compensation program for fiscal 2024. Mercer assisted the Committee by evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and participating in the design and implementation of certain elements of the executive compensation program. Mercer did not make specific recommendations on individual compensation amounts for the executive officers or independent directors, nor did it determine the amount or form of executive and director compensation.
In selecting Mercer as the Committee’s compensation consultant, the Committee considered its independence by taking into account the factors prescribed by the NYSE listing rules. In its role as the Committee’s independent compensation advisor, Mercer provided written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also reviewed the respective policies and procedures that Mercer maintains to prevent conflicts of interest, evaluated whether there are personal or business relationships between Mercer and members of the Committee, and validated that employees of Mercer who perform consulting services do not own the Company’s common stock. Based on this evaluation, the Committee determined that no conflict of interest exists with respect to Mercer.
Role of Management and the Chief Executive Officer
The CEO, in consultation with the Human Resources function, develops recommendations for the compensation of the other executive officers for the Committee to consider. The CEO considers various factors when making recommendations, including external market data provided by the Committee's independent compensation consultant, the relative importance of the executive’s position within the organization, the executive’s tenure and experience and the executive’s performance and contributions to the Company’s results.
The CEO, with assistance from Human Resources and Finance personnel, monitors existing compensation plans and programs applicable to NEOs and other executives, recommends financial and other targets to be achieved under those programs, prepares analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, implements the Committee’s decisions.
ASSESSING COMPETITIVE COMPENSATION PRACTICES
The Committee reviews general industry survey data as well as compensation practices for certain publicly traded U.S. companies with which the Company considers it competes for executive talent (the “Peer Group”). In evaluating compensation decisions for fiscal 2024, it used executive compensation and incentive-plan-design data compiled by Mercer for the Peer Group and other relevant companies to assess the reasonableness and appropriateness of both pay levels and design of compensation programs. The companies in the Peer Group used in making compensation decisions with respect to fiscal 2024 are as follows:

Badger Meter, Inc.	ESCO Technologies Inc.	Mueller Water Products, Inc.	Thermon Group Holdings, Inc.
Barnes Group Inc.	Franklin Electric Co., Inc.	Proto Labs, Inc.	TriMas Corporation
Brady Corporation	Helios Technologies, Inc.	RBC Bearings Incorporated
Columbus McKinnon Corporation	Kadant Inc.	Standex International Corporation
Enpro Inc.	Lindsay Corporation	Tennant Company

The Committee selected the companies for the Peer Group in July 2023. The 2023 revenues of the Peer Group expected at that time ranged from $2.1 billion to $441 million, with a median of $910 million, with market capitalizations at that time ranging from $6.2 billion to $899 million, with a median of $2.1 billion.
TARGET LEVEL COMPENSATION DETERMINATION
To determine NEO compensation for fiscal 2024, the Committee considers factors such as the level of responsibility, skills and experience required by the position, the executive’s qualifications, the Company’s ability to replace the individual, the overall competitive environment, current and historical compensation levels, performance in the role, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and generally targets the 50th percentile for Total Direct Compensation (base salary, annual cash bonus and equity awards), but the Committee retains discretion to consider factors such as individual performance, tenure, experience and responsibility to ensure an executive’s compensation is competitively positioned. In some cases, individual components of compensation may be above the 50th percentile in order to emphasize a particular element or if individual circumstances dictate, but the total compensation package is designed to be market competitive and generally to align with Peer Group practices.
COMPONENTS OF EXECUTIVE COMPENSATION
We seek to pay the Company’s executives fairly and competitively and to link pay with performance. The main elements of executive compensation are base salary, a short-term incentive in the form of an annual bonus, and long-term equity incentive awards.
The Company emphasizes compensation opportunities that reward executives when they deliver targeted financial results. A significant portion of executive compensation is equity-based. In fiscal 2024, annual equity incentive awards granted to the NEOs were in the form of time-vesting restricted stock units (“restricted stock units”) and performance-based restricted stock units (“Performance Shares”).
Incentive compensation at target (annual bonus and equity awards) accounted for approximately 84% of Mr. Sternlieb’s Total Direct Compensation opportunity during fiscal 2024 and approximately 55% of the average Total Direct Compensation opportunity of the other NEOs who served as officers on August 31, 2024. The following chart illustrates the allocation of the Total Direct Compensation at target for these officers of base salary (on an annualized basis), annual bonus and annual equity awards (the chart does not include the signing bonus paid to Mr. Chack, which was structured to compensate him for compensation that would have otherwise been payable by his former employer and to cover relocation expenses, and, due to the date of the commencement of his employment, Mr. Chack did not receive any equity award in fiscal 2024).
The NEOs also receive certain perquisites and participate in certain retirement, health and welfare plans.
Base Salary
Base salaries for continuing officers are reviewed annually and established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to business performance and leadership. Generally, changes in base salary are the result of an annual merit increase, promotion, change in role or market adjustment. Base salaries for newly appointed executive officers are determined based on the scope and complexity of the role, the executive’s prior employment history and experience level, and market competitiveness. Base salary adjustments are typically made in January of each year. In January 2024, the base salary rates of the current NEOs then employed were increased in the range of 4% to 14%, reflecting annual merit adjustments.

Annual Bonus
Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual cash bonus based on achievement of certain performance objectives. The four performance metrics implemented within the fiscal 2024 annual bonus plan for all of the NEOs are Organic Sales Growth, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow Conversion. Mr. Burns annual cash bonus opportunity, established prior to his appointment as an executive officer, included an additional subjective personal performance measure. The diagram below illustrates the fiscal 2024 bonus plan design for the NEOs other than Mr. Burns, whose annual bonus included the additional subjective performance measure.
Annual bonus opportunity percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. Annual cash bonus achievement can range from 0% to 200% of the target annual bonus based on actual performance. The annual bonus payment is calculated for the NEOs based on the actual base salary paid during the fiscal year ended August 31, 2024 and, accordingly, reflects pro ration from the respective annual base salary rates as they were adjusted during the fiscal year and for Mr. Chack who commenced employment with Enerpac on July 22, 2024. The following table summarizes the fiscal 2024 annual cash bonus opportunity granted to the NEOs and the weighting of the components of the annual bonus as a percentage of the target annual cash bonus opportunity. Mr. Colucci resigned prior to August 31, 2024 and therefore did not receive any bonus for fiscal 2024.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
NEO	Threshold	Target	Maximum	Organic Sales Growth	Adjusted EBITDA	Adjusted EBITDA Margin	Free Cash Flow Conversion	Personal Performance
Paul E. Sternlieb	0%	100%	200%	25%	25%	25%	25%	—
P. Shannon Burns	0%	35%	70%	20%	20%	20%	20%	20%
Benjamin J. Topercer	0%	55%	110%	25%	25%	25%	25%	—
James P. Denis	0%	50%	100%	25%	25%	25%	25%	—
Eric T. Chack	0%	55%	110%	25%	25%	25%	25%	—
The fiscal 2024 annual bonus was designed to be earned based on performance against approved Organic Sales Growth, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow Conversion scales, and, for Mr. Burns, a subjective personal performance assessment. Adjusted EBITDA and Adjusted EBITDA Margin are calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, with additional adjustments to exclude annual incentive compensation expense and for certain items selected by the Committee that it believes do not reflect normal operating conditions. These financial metrics align closely to our strategy and shareholder expectations with a focus on profitable growth. The scales were established by the Committee in the first quarter of the fiscal year, considering financial plans, market conditions, year-over-year performance, non-recurring projects, and the general economic environment. These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., business restructuring) and actual results may be adjusted for these items if not contemplated in the target setting process. Adjustments to the annual bonus financial results, if any, are reviewed and approved by the Committee. Following the completion of a fiscal year, the Committee approves annual bonus payouts based on the extent to which targets were achieved. Fiscal 2024 annual bonus achievement with respect to these financial measures, along with the weighted bonus payout against the target amount for the NEOs other than Mr. Burns, is shown below:

	Fiscal 2024 Bonus Scale				Fiscal 2024 Bonus Achievement
(dollars in millions)	Threshold 0%	50%	Target 100%	Maximum 200%	Result	Bonus Payout % for Measure	Bonus Payout % of Target
Organic Sales Growth (1)	0%	1.75%	3.5%	7.00%	2.2%	65.1%	16.3%
Adjusted EBITDA (2)	$137.8	$148.4	$158.9	$180.0	$157.3	92.5%	23.1%
Adjusted EBITDA Margin (3)	24.40%	25.4%	26.4%	28.4%	26.5%	102.5%	25.6%
Free Cash Flow Conversion (4)	90%	94%	98%	106%	100.4%	129.9%	32.5%
							97.5%
(1) Organic Sales Growth represents the net sales change between years excluding the impact of acquisitions, divestitures and foreign currency rate changes, which we discuss in our earnings releases and quarterly and annual reports and which we previously referred to as "core sales growth."
(2) Adjusted EBITDA is the Company’s earnings before interest, income tax, depreciation and amortization expenses, adjusted by adding selected expenses that the Committee believes do not reflect normal operating conditions and subtracting certain selected income items that the Committee believes do not reflect normal operating conditions. Adjusted EBITDA and Adjusted EBITDA Margin are calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, with additional adjustments to exclude annual incentive compensation expense and for certain items selected by the Committee that it believes do not reflect normal operating conditions.
(3) Adjusted EBITDA Margin is adjusted EBITDA as defined above divided by net sales.
(4) Free Cash Flow Conversion is cash flow from operations for a period reduced by capital expenditures and increased by the proceeds from the sale of property, plant and equipment and with certain other adjustments, with the total divided by adjusted net income (net income adjusted for certain items selected by the Committee that it believes do not reflect normal operating conditions).
The blended result of the achievement outcomes above for the NEOs other than Mr. Burns is a bonus payout of 97.5% of target. For Mr. Burns, the subjective assessment of his personal performance resulted in a payout of 184% of this component of his bonus opportunity, resulting in a bonus payout of 114.8% of target. The following table sets forth for each NEO the total amount of payouts of annual bonus for fiscal 2024:

NEO	Annual Bonus Payout for Fiscal 2024 ($)
Paul E. Sternlieb	877,500
P. Shannon Burns	104,451
Benjamin J. Topercer	214,500
James P. Denis	174,720
Eric T. Chack	26,445
Anthony P. Colucci	—
Signing Bonus
As part of the recruitment process with Mr. Chack to join the Company on July 22, 2024, the Company paid him a cash bonus of $180,000 upon the commencement of his employment. The signing bonus was structured to compensate Mr. Chack for compensation that would have otherwise been payable by his former employer and to cover relocation expenses, while providing a retention incentive in the form of an agreement to repay the full amount of the signing bonus in the event he voluntarily terminates his employment with the Company (other than for "good reason" as defined under the Company's Senior Officer Severance Plan) within the first year of his employment and 75%, 50% or 25% of his signing bonus if he voluntarily terminates his employment (other than for good reason) during the second, third or fourth year of his employment, respectively. The full amount of Mr. Chack's signing bonus is included as compensation for fiscal 2024 in the Summary Compensation Table appearing on page 34 in the “Bonus” column.
Later in fiscal 2024, we adopted Board-approved guidelines establishing consistent practices for providing signing bonuses and sign-on equity awards to new executive hires. Under these guidelines, signing bonuses should not exceed the expected amount of short-term incentive cash compensation and the expected value of equity awards scheduled to vest in the next 12 months that the executives would forfeit from their current employer by joining Enerpac. Similarly, the value of sign-on equity awards would not exceed the expected value of longer-vesting equity awards that would be forfeited. The guidelines provide that signing bonuses and sign-on equity awards should not be used to provide additional incentives in recruiting new hires. Payments to cover anticipated relocation transitional expenses not otherwise covered by Enerpac’s relocation policy are to be determined on a case-by-case basis. The guidelines provide for the application of consistent methods in determining the expected value of the forfeited short-term incentive cash compensation and equity awards.

Equity Compensation Granted in Fiscal 2024
A significant portion of each NEO’s Total Direct Compensation is in the form of equity compensation to create a strong alignment with shareholders. If the Company’s stock price declines, so does the value of the NEOs’ compensation, and vice versa. For the NEOs, the Committee approves an annual target award value for each NEO based on the independent compensation consultant’s benchmarking data and other applicable factors, such as internal equity and individual contributions. In fiscal 2024, the Committee allocated 50% of the target level of shares for annual equity awards to its NEOs as Performance Shares and 50% as restricted stock units, except for Mr. Sternlieb, whose target level of shares for his annual equity awards were allocated as 60% Performance Shares and 40% restricted stock units.
The following describes each type of annual award granted in fiscal 2024 to the NEOs.
Performance Based Restricted Stock Units (“Performance Shares”)
The annual Performance Share awards have a three-year performance period, with vesting based on the achievement of specified performance metrics. New three-year performance cycles start annually with grants generally near the beginning of each fiscal year. For fiscal 2024, the Committee selected the following three, equally weighted, performance measures for Performance Share awards: relative Total Shareholder Return (“relative TSR”); Return on Invested Capital (“ROIC”); and adjusted Earnings Per Share. The Company defines these metrics as follows:
•Relative TSR is the Company’s Total Shareholder Return relative to the Total Shareholder Return of the S&P 600 SmallCap Industrial Index (approximately 90 companies);
•ROIC is adjusted EBITDA, calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, which may be further adjusted for certain items selected by the Committee that it believes do not reflect normal operating conditions, divided by the sum of Shareholder’s Equity and net debt, with net debt defined as the total of long-term and current debt less cash. Such measures in the calculation of ROIC may be further adjusted to reflect the impact of any acquisitions and dispositions effected during the three-year measurement period.
•Adjusted Earnings Per Share is calculated in a manner consistent with adjusted diluted earnings per share from continuing operations as presented by the Company in its quarterly and annual earnings announcements, with adjustments for certain items selected by the Committee that it believes do not reflect normal operating conditions.
Relative TSR aligns the interests of shareholders and executives and is a measure of the Company’s performance relative to its peers rather than a measure of absolute performance. ROIC is an important measure in determining how well the Company deploys capital. Adjusted Earnings Per Share aligns well with the Company’s goal of earnings growth and shareholder value creation. With respect to relative TSR, the targets and vesting scale for Performance Shares granted in fiscal 2024 were as follows (with performance between these levels resulting in vesting based on straight-line interpolation):

Measure	Threshold	Target	Maximum
Vesting Scale (as a percentage of Target)	50%	100%	200%
Relative TSR Percentile	25th	50th	75th
The vesting scale is the same for the portion of the Performance Shares based on achievement of ROIC and adjusted Earnings Per Share, with vesting at 50%, 100% and 200% of the target share amount of the award based on the achievement of specified threshold, target and maximum performance levels, respectively, set by the Committee for each of these measures, with performance between these levels resulting in vesting based on straight-line interpolation. The threshold, target and maximum performance levels set by the Committee with respect to the ROIC and adjusted Earnings Per Share measures are not presented in this Proxy Statement because such forward-looking information is confidential and competitively sensitive. In setting these levels, the Committee considered achievement of the target performance level of each of these measures to be a stretch goal. Payout of shares under the Performance Shares is subject to continued employment, except in the event that employment is terminated as a result of death, disability, a qualifying retirement or is a qualifying termination under the Company’s Senior Officer Severance Plan, in which case the number of shares to be paid out is to be prorated based on the period served during the performance period relative to the full performance period.
For the annual Performance Shares awarded in fiscal 2024, the payout with respect to the relative TSR component is capped at 100% of the target amount if the Company’s absolute total shareholder return for the three-year measurement period is negative. The following table summarizes the number of shares that would be issued at the threshold, target and maximum levels for Performance Share grants made to the NEOs in fiscal 2024.

	Fiscal 2024 Performance Shares Grants
NEO	Threshold	Target	Maximum
Paul E. Sternlieb	38,609	77,217	154,434
P. Shannon Burns	391	782	1,564
Benjamin J. Topercer	3,043	6,086	12,172
James P. Denis	2,826	5,652	11,304
Eric T. Chack*	—	—	—
Anthony P. Colucci**	4,783	9,565	19,130
* Mr. Chack joined the Company on July 22, 2024 and did not receive an award of Performance Shares in fiscal 2024.
** The Performance Share awards granted to Mr. Colucci were fully forfeited in connection with his departure.
Restricted Stock Units
The annual restricted stock units granted to officers in fiscal 2024 generally vest, subject to continued employment, in equal annual installments over a three-year period. Accordingly, such awards serve as a retention incentive, as unvested awards are forfeited if the executive voluntarily leaves the Company. The Committee has the ability to vary the vesting schedule for new grants. Individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates into the Company’s deferred compensation plan by providing written notice to the Company in accordance with the deferred compensation plan. In addition, in the event of termination of employment due to death, the restricted stock units become fully vested, and upon termination of employment due to disability some or all of the restricted stock units may vest as determined by the Committee in its discretion.
In fiscal 2024, the Committee granted annual awards of restricted stock units to executive officers in October, consistent with its practice in fiscal 2023.
In addition, in connection with his promotion to serve as Head of Financial Planning, Operations, and Decision Support and Interim Principal Financial Officer, in March 2024, Mr. Burns was awarded additional restricted stock units that vest, subject to continued employment, on the second anniversary of the date of grant. This award to Mr. Burns was made outside the annual award cycle in recognition of his additional responsibilities and to provide a further incentive for him to remain with the Company following a transition to the principal financial officer role.
The following table summarizes the number of restricted stock units and the grant date fair value of restricted stock unit awards (based on the market price of the shares on the grant date) made to each NEO during fiscal 2024 as part of the annual award program (and the additional award to Mr. Burns made in connection with his promotion).

	Restricted Stock Unit Awards
NEO	Number of Shares (#)	Grant Date Fair Value ($)
Paul E. Sternlieb	51,478	1,479,993
P. Shannon Burns*	5,155	172,476
Benjamin J. Topercer	6,086	174,973
James P. Denis	5,652	162,495
Eric T. Chack**	—	—
Anthony P. Colucci***	9,565	274,994
* Includes the restricted stock units for 4,373 shares awarded to Mr. Burns in connection with his promotion to serve as Head of Financial Planning, Operations, and Decision Support and Interim Principal Financial Officer.
** Mr. Chack joined the Company on July 22, 2024 and did not receive an award of restricted stock units in fiscal 2024.
*** The restricted stock units granted to Mr. Colucci were fully forfeited in connection with his departure.
Performance Equity Awards Vesting in Fiscal 2024
In the fiscal year ended August 31, 2022 (“fiscal 2022”), the Company granted Performance Share awards for the three-year performance period ended August 31, 2024, with vesting based on the achievement of specified performance metrics. The awards made in fiscal 2022 provided for vesting based 50% on achievement of an ROIC target and 50% on the Company’s relative TSR (each as defined above). The target and vesting scale for these Performance Shares, and the vesting level achieved, are shown in the following table:

	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Vesting for Actual Performance
ROIC	10.6%	11.6%	13.6%	16.4%	200%
Relative TSR Percentile	25th	50th	75th	73%	192%
For the Performance Shares awarded in fiscal 2022, the payout with respect to the relative TSR component is capped at 100% of the target amount if the Company’s absolute total shareholder return for the three-year measurement period is negative. In light of the respective date that the NEOs joined the Company, of the NEOs, only Mr. Sternlieb and Mr. Denis received Performance Share awards in fiscal 2022. Based on the achievement of the performance measures for the three-year period ended August 31, 2024, 113,701 shares and 6,603 shares, prior to withholding for taxes, were paid out to Mr. Sternlieb and Mr. Denis, respectively, with respect to the Performance Share awards granted to each of them in fiscal 2022.
 Practices Regarding the Grant of Equity Compensation
The Committee has generally followed a practice of making annual grants of restricted stock unit awards to its NEOs on a single date each year, when all material information is publicly available. While awards to NEOs have historically been made as part of the Company’s annual grant program, the Committee occasionally also makes awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes. In fiscal 2024, the Committee granted annual Performance Share awards and restricted stock unit awards in October 2024, when it makes its general annual executive compensation decisions.
Senior Officer Severance Plan
To provide increased certainty for the covered executive officers and the Company in the event of the severance of employment of a covered executive officer, the Board of Directors has adopted the Company’s Senior Officer Severance Plan. This plan is described in “Executive Compensation—Senior Officer Severance Plan and Executive Agreements—Senior Officer Severance Plan,” beginning on page 39.
Retirement and Other Benefits
The Company provides additional benefit programs to its employees, including NEOs and other executives, to attract and retain them as well as to provide a competitive total compensation program. The Company's benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including NEOs. Modifications may be made in cases where IRS limits or other regulations prevent equitable treatment or for competitive positioning purposes. The following table summarizes such benefit plans and eligibility for U.S. employees:

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	Selectively
Employee Stock Purchase Plan	✓	✓	✓
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Long-Term Disability Insurance	✓	Selectively	Not Offered
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance/Leased Vehicle	✓	Selectively	Selectively
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Not Offered	Not Offered
401(k) Retirement Plan (“401(k) Plan”)
Under the Company’s 401(k) Plan, most employees, including NEOs, may contribute eligible compensation up to IRS limits. Historically, the Company has provided a matching contribution of $0.50 for every $1 on employee elective contributions, up to 8% of eligible pay, with immediate vesting. Although the 401(k) Plan permits the Company to make annual, discretionary contributions of up to 3% of eligible pay that would be fully vested after three years of service, the Company has not made any such contributions for several years.

Supplemental Executive Retirement Plan (“SERP”)
The SERP covers certain executive level employees (including the NEOs) and is designed to improve the competitive positioning of the Company's retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual paid bonus). The SERP multiplier ranges from 3% to 6% and is determined by a formula that takes into account the executive’s age and years of service. SERP contributions are credited to a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual NEO retirement contribution between the SERP and 401(k) Plan is approximately 7% to 10.5% of cash compensation, depending on age and years of service. Each year the Committee determines the interest rate for new SERP contributions and set the rate for fiscal 2024 deferrals at 4.6%.
Employee Deferred Compensation Plan
The Company also offers a deferred compensation plan that allows U.S. employees with base salary over $120,000 to defer cash compensation, shares issuable under restricted stock unit and Performance Share awards, and associated taxes until retirement or termination of employment or, subject to certain limitations, an earlier specified date. Investments include a mix of options similar to the 401(k) Plan, a company stock account (although the plan was amended during the fiscal year ended August 31, 2019 to no longer permit investment contributions other than the deferral of restricted stock units to be made into the company stock account) and, for deferrals made prior to December 1, 2019, an interest bearing account. As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. The stock account return mirrors the performance of the Company’s stock price. Shares of common stock equal to the number of vested shares are transferred by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest and investment accounts are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) is released from the rabbi trust to satisfy common stock fund distributions.
Contributions into the deferred compensation plan may reduce the ability to participate fully in the 401(k) Plan. The same matching formula is used for deferrals in the deferred compensation plan as the 401(k) Plan.
Employee Stock Purchase Plan
The Company has maintained its 2010 Employee Stock Purchase Plan (the “ESPP”) as a plan qualified under Section 423 of the Internal Revenue Code to permit employees who satisfy minimum period-of-service requirements to elect to purchase shares of the Company’s Class A common stock through payroll withholding. Executive officers of the Company were not eligible to participate in the ESPP until the ESPP was amended in December 2023 to permit them to participate on the same basis as other employees. The ESPP provides for periodic offering periods (currently, quarterly) in which qualifying employees may enroll to participate in the ESPP and select the level of payroll withholding to be applied for share purchases under the ESPP. Participants may purchase no more than $25,000 of the fair market value of shares under the ESPP in any calendar year. The purchase price for shares purchased under the ESPP is determined from time to time by the Committee and, as most recently amended, may not be less than the lesser of an amount equal to 85% of the closing price of the Class A common stock at the beginning of the periodic offering period or on the share purchase date following the end of the offering period.
Other Benefits
Other perquisites are provided to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and the Company maintains a strict policy regarding the eligibility and use of these benefits, which include financial planning and personal use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee at least annually) is capped at 32 hours of flight time for the CEO and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2024 are included in the “All Other” Compensation” column of the Summary Compensation Table appearing on page 34, with details provided in footnote 5 to that table.
STOCK OWNERSHIP REQUIREMENTS
Ownership of Company stock by executives directly aligns their interests with shareholders. Accordingly, the Company maintains stock ownership guidelines for NEOs equal in value to a multiple of their base salary, with the levels for current NEOs set forth in the table below.

Position	Multiple of Base Salary Required to be held in Company Stock
CEO	5X
Other NEOs	3X
Stock ownership requirements include the value of unvested restricted stock units, but not unvested Performance Shares, consistent with Peer Group practices. Additionally, shares held in the 401(k) Plan, employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by immediate family members are counted towards the ownership requirements. The compliance period to achieve the ownership requirement is five years from the date of appointment. The Committee reviews each NEO’s compliance with these guidelines on an annual basis, and all NEOs who are current executive officers either have met the target ownership level, or are within the five-year compliance period.

Sales of shares by executives are limited until the ownership requirements are met. Those who have not reached their specified targets are required to hold 50% of the net vested share value for each grant they receive so that they meet their requirements in a timely manner.
ANTI-HEDGING POLICY
The Company has adopted a policy prohibiting directors, officers, and other employees from engaging in short-term or speculative transactions involving the Company’s common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, and buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.
COMPENSATION CLAWBACK POLICIES
The Company maintains three compensation clawback policies that apply to its executive officers, including a policy adopted effective as of December 1, 2023 to address requirements under rules recently adopted by the SEC and NYSE mandating the clawback of incentive compensation upon the restatement of the Company's financial statements and a policy adopted in July 2024 that provides for discretionary clawback of incentive compensation from executive officers and other specified management personnel in connection with misconduct and from management personnel in the event of a restatement of the Company's financial statements.
The Company continues to maintain a clawback policy that had been adopted prior to the two policies adopted in fiscal 2024. This prior policy defines the economic consequences misconduct could have on the compensation of executive officers. Under that policy, in the event of a financial restatement due to fraud or misconduct, as determined by the Board of Directors, responsible executives must reimburse the Company for their annual cash bonus, as well as equity-based awards or other performance-based compensation paid to the executive based on the financial results that were the subject of the restatement.
The Company's Dodd-Frank Clawback Policy (the "Dodd-Frank Policy") was adopted effective as of December 1, 2023 and is of broader scope. The Dodd-Frank Policy applies with respect to a restatement of the Company’s financial statements even in the absence of any fraud or misconduct by an executive officer. The policy generally requires the recovery by the Company, in the event of a required accounting restatement (including a “little-r” restatement) of the Company’s financial statements, of incentive-based compensation received after the date of the adoption of the policy, which is based wholly or in part upon the attainment of any financial reporting measure, received by current or former executive officers to the extent that such compensation based on the erroneously reported financial information exceeds the amount derived from the restated financial information. Clawback under the policy is required for any such excess compensation received during the three completed fiscal years immediately preceding the date the Company is required to prepare an accounting restatement. The policy provides for mandatory clawback by the Company of such excess compensation, with exceptions applicable only if (a) the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered (provided that the Company must make a reasonable attempt to recover such erroneously awarded compensation, document its reasonable attempts to recover, and provide that documentation to the NYSE) or (b) a recovery from certain tax-qualified retirement plans would likely cause such plans to fail to meet the statutory requirements for tax exemption. To facilitate the application of the policy, the Company requires recipients of awards of incentive compensation based wholly or in part upon the attainment of any financial reporting measure, including relative TSR, to agree to repay any such excess compensation in accordance with the policy.
The Board of Directors adopted the Company’s Management Incentive Compensation Clawback Policy in July 2024 to extend the clawback of incentive compensation from certain non-executive officer management personnel in the event of a restatement of the Company’s financial statements and to provide for the clawback of incentive compensation from executive officers and such other management personnel in the event of their misconduct. This policy provides for the clawback of incentive compensation as determined in the discretion of the Committee (i) from a member of our Global Leadership Team (currently comprised of our executive officers and approximately 55 other management personnel) in connection with misconduct by that member and (ii) from members of the Global Leadership Team not already covered by the Dodd-Frank Policy, upon a restatement of our financial information. Misconduct that triggers potential clawback under this policy includes, among other things: conviction, or a plea of guilty or no contest, of a felony or a crime involving dishonesty, disloyalty or fraud or involving conduct as an employee that could result in public disgrace or disrepute or economic harm to the Company; reporting work while under the influence of alcohol or use of illegal drugs (whether or not at the workplace); repeated failure to perform duties or gross negligence or willful misconduct with respect to the performance of duties; violation of any of the terms of the Company’s established policies; and knowing failure to manage, report, or monitor conduct of subordinates who have violated applicable law or any of the terms of the Company’s established policies. The policy provides that, in the event of misconduct, the Committee, in determining the amount of incentive compensation to be recouped, may consider, among other things, the seriousness of the misconduct, whether the covered employee was unjustly enriched, and whether seeking the recovery would prejudice the Company’s interests in any way, and any other factors it deems relevant to the determination.

CHANGES FOR THE FISCAL 2025 EXECUTIVE COMPENSATION PROGRAM
The Committee did not make any structural changes to the design of its executive compensation program for the fiscal year ending August 31, 2025 ("fiscal 2025"), including the performance measures and weightings used in the annual bonus program and annual long-term equity awards, other than those described above under the headings "—Shareholder Engagement" and "Signing Bonus." These changes were implemented, in part, in response to investor feedback. The Committee believes the structure of the executive compensation program continues to align executive incentives with shareholder interests.

TALENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, including the discussion in "Shareholder Engagement" of the engagement with shareholders led by the Chair of the Board of Directors and the Chair of the Committee and the resulting changes to our executive compensation program, and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
November 7, 2024

TALENT DEVELOPMENT AND COMPENSATION COMMITTEE

Richard D. Holder, Chair
Alfredo Altavilla
Judy L. Altmaier
Palmer Clarkson
Lynn C. Minella

SUMMARY COMPENSATION TABLE
The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2024, 2023 and 2022 by the NEOs:

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Name & Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Paul E. Sternlieb(6)	2024	891,346	—	4,098,164	877,500	—	176,425	6,043,435
President and Chief Executive Officer	2023	774,519	—	6,999,985	1,466,325	—	367,677	9,608,506
	2022	666,346	977,500	5,057,747	—	—	211,675	6,913,268

P. Shannon Burns (7)	2024	262,333	—	198,982	104,451	—	9,687	575,453
Head of Financial Planning, Operations, and Decision Support, Interim Executive Vice President and Former Interim Principal Financial Officer

Benjamin J. Topercer(8)	2024	407,692	—	381,319	214,500	—	64,776	1,068,287
Executive Vice President of Chief Human Resources Officer	2023	358,635	—	275,005	353,780	—	60,689	1,048,109
	2022	183,077	185,000	812,501	18,034	—	47,033	1,245,645

James P. Denis (9)	2024	357,415	—	354,136	174,720	—	63,680	949,951
Executive Vice President, General Counsel, Secretary and Chief Compliance Counsel	2023	315,769	—	175,012	268,128	—	55,141	814,050

Eric T. Chack(10)	2024	43,269	180,000	—	26,445	—	5,758	255,472
Executive Vice President, Operations

Anthony P. Colucci(11)	2024	281,602	—	599,306	—	—	16,848	897,756
Former Executive Vice President and Chief Financial Officer	2023	490,529	—	475,015	650,071	—	56,309	1,671,924
	2022	118,750	245,000	120,009	13,555	—	12,571	509,885
(1)    In fiscal 2024, in connection with the commencement of his employment, Mr. Chack received a signing bonus of $180,000. In fiscal 2022, in connection with the commencement of their respective employment, Mr. Sternlieb, Mr. Topercer and Mr. Colucci received a signing bonus of $415,000, $185,000 and $245,000, respectively. Each of these executive officers is required to repay all or some of the signing bonus in the event he voluntarily terminates his employment with the Company before certain specified dates other than for good reason, with the amount of the required repayment being based on the length of service prior to departure. In connection with his resignation, Mr. Colucci repaid 75% of his signing bonus ($183,750) in accordance with the terms of his agreement with the Company with respect to the recoupment of the signing bonus. Mr. Sternlieb’s initial employment arrangement provided that his annual bonus payment for fiscal 2022 would be no less than 75% of his annual base salary for that fiscal year. The full amount of signing bonus received by Mr. Chack, Mr. Sternlieb, Mr. Topercer and Mr. Colucci (notwithstanding Mr. Colucci's subsequent repayment of 75% of that amount) and the guaranteed portion of Mr. Sternlieb’s annual bonus payment for fiscal 2022 are reported as “Bonus” in this table.
(2) Equity compensation awards granted in fiscal 2024 consisted of restricted stock units and Performance Shares. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under ASC Topic 718 of the Financial Accounting Standards Board (“FASB”) for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. The reported amounts for any award do not reflect any adjustments for restrictions on transferability. See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2024 for a discussion of the methods applied in determining the grant date fair values in this column for fiscal 2024. For the Performance Shares, the amount reported is based on the number of shares issuable upon achievement of the target level of performance. As described on pages 28 and 30, the payout for Performance Share ranges from 0% to 200% of the target level based on the actual performance level achieved. Assuming maximum payouts for the Performance Shares at 200% of the target level, the amounts reported above for the restricted stock units and Performance Shares for fiscal 2024 would be as follows: Mr. Sternlieb, $6,716,335; Mr. Burns, $225,487; Mr. Topercer, $587,665; Mr. Denis, $545,777; and Mr. Colucci, $923,618. Mr. Chack did not receive awards of restricted stock units and Performance Shares in fiscal 2024. Under the terms of his initial employment arrangement, on September 15, 2024, Mr. Chack received an initial award of restricted stock units that vest, subject to continued employment, on the second anniversary of the date of the award, which restricted stock units had a grant date value of $244,993. All restricted stock units and Performance Share awards granted to Mr. Colucci that were unvested as of his March 1, 2024 departure from the Company, which includes all stock awards granted to him in fiscal 2024, were forfeited upon his departure. The amounts reported in the table for Mr. Colucci do not reflect the impact of such forfeitures.
(3) Reflects amounts earned under the annual bonus plan. Annual bonus plan amounts are paid in the first quarter of the subsequent fiscal year.
(4) Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan to the extent that it exceeds the SEC benchmark “market” rate of 4.12%, 5.36% and 4.93% in 2022, 2023 and 2024, respectively (120% of the applicable federal long-term rate). See page 31 for information on the Employee Deferred Compensation Plan, and page 38 for NEO activity in this plan.
(5) For fiscal 2024, these amounts consist of the following:

	401(k) Core and Match	SERP (a)	Automobile Allowance	Supplemental Disability Insurance	Executive Physical	Personal Use of Company Plane (b)	Financial Planning (c)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)
Paul E. Sternlieb	11,500	93,153	18,692	3,069	4,000	39,767	6,244	176,425
P. Shannon Burns	9,687	—	—	—	—	—	—	9,687
Benjamin J. Topercer	9,390	22,413	16,823	2,798	5,245	1,367	6,740	64,776
James P. Denis	9,880	30,686	16,823	3,011	—	3,280	—	63,680
Eric T. Chack	4,279	1,479	—	—	—	—	—	5,758
Anthony P. Colucci	4,358	—	9,346	3,144	—	—	—	16,848
(a) Represents Company contribution to the SERP plan as described on page 31.
(b) The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.
(c) Amounts listed in this column include tax gross-up payments made to the applicable NEO with respect to such benefits.
(6) Mr. Sternlieb was appointed President and Chief Executive Officer effective October 8, 2021.
(7) Mr. Burns was appointed as Interim Executive Vice President and Interim Principal Financial Officer effective on March 1, 2024 and ceased serving as Interim Principal Financial Officer on October 28, 2024 when Darren M. Kozik, the Company's current Executive Vice President and Chief Financial Officer, joined the Company. Mr. Burns continues to serve as Interim Executive Vice President and Head of Financial Planning, Operations, and Decision Support. Compensation Mr. Burns received in fiscal 2024 in his former and continuing capacities with the Company is included in the amounts reported in the table.
(8) Mr. Topercer was appointed the Company’s Executive Vice President and Chief Human Resource Officer effective February 14, 2022.
(9) Mr. Denis was promoted to Executive Vice President, General Counsel and Secretary on September 23, 2022. Compensation Mr. Denis received in fiscal 2023 in his prior capacities with the Company is included in the amounts reported in the table.
(10) Mr. Chack joined the Company on July 22, 2024.
(11) Mr. Colucci ceased his employment with the Company on March 1, 2024.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth the equity compensation awards in fiscal 2024, as well as the potential range of payouts for fiscal 2024 under the annual cash bonus plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Paul E. Sternlieb	10/20/2023	—	—	—	38,609	77,217	154,434	—	2,618,171
	10/20/2023	—	—	—	—	—	—	51,478	1,479,993
	n/a	—	900,000	1,800,000	—	—	—	—	—

P. Shannon Burns	10/19/2023	—	—	—	391	782	1,564	—	26,505
	10/19/2023	—	—	—	—	—	—	782	22,483
	3/15/2024	—	—	—	—	—	—	4,373	149,994
	n/a	—	90,038	180,075	—	—	—	—	—

Benjamin J. Topercer	10/19/2023	—	—	—	3,043	6,086	12,172	—	206,346
	10/19/2023	—	—	—	—	—	—	6,086	174,973
	n/a	—	220,000	440,000	—	—	—	—	—

James P. Denis	10/19/2023	—	—	—	2,826	5,652	12,172	—	191,641
	10/19/2023	—	—	—	—	—	—	5,652	162,495
	n/a	—	179,200	358,400	—	—	—	—	—

Eric T. Chack	n/a	—	27,123	54,246	—	—	—	—	—

Anthony P. Colucci(5)	10/19/2023	—	—	—	4,783	9,565	19,130	—	324,312
	10/19/2023	—	—	—	—	—	—	9,565	274,994
	n/a	—	363,090	726,180	—	—	—	—	—

(1) These columns show the range of cash payouts with respect to awards under the fiscal 2024 annual bonus plan described beginning on page 26. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 34.
(2) Reflects Performance Shares granted in fiscal 2024 under the Company’s 2017 Omnibus Incentive Plan, as amended (the “2017 Omnibus Incentive Plan”). Refer to “Equity Compensation Granted in Fiscal 2024—Performance Based Restricted Stock Units” beginning on page 28 for further details on these awards.
(3) Reflects restricted stock units granted in fiscal 2024 under the 2017 Omnibus Incentive Plan. Each of the awards of restricted stock units vests in three equal annual installments, commencing on the first anniversary of the date of grant, except that the restricted stock awards granted to Mr. Burns on March 15, 2024 vest on the second anniversary of the date of grant. Vesting of the restricted stock units is subject to continued employment through the vesting date.
(4) The grant date fair value of restricted stock unit awards is based on the market price of the shares on the grant date and the grant date fair value of Performance Shares with market vesting conditions is based on a Monte Carlo simulation model, which was applied in fiscal 2024 for valuing such awards for financial reporting purposes. For the annual equity awards made in fiscal 2024 to the NEOs other than Mr. Sternlieb, the number of shares to be issued upon full vesting of the restricted stock units equaled the number of shares to be issued at the target performance level for the Performance Shares (for Mr. Sternlieb, the proportion was 40% of the shares upon full vesting of the restricted stock units and 60% of the shares to be issued at the target performance level for the Performance Shares). See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2024 for a discussion of the methods applied in determining the grant date fair values in this column.
(5) All restricted stock units and Performance Share awards granted to Mr. Colucci that were unvested as of his March 1, 2024 departure from the Company were forfeited upon his departure. Upon his departure, Mr. Colucci ceased to be eligible for any payout under the fiscal 2024 annual bonus plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2024.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Paul E. Sternlieb	10/8/2021	—	—	—	46,935	1,935,599	(3)	—	—
	10/19/2021	—	—	—	—	—		116,022	4,784,747
	1/25/2022	—	—	—	16,984	700,420	(3)	—	—
	10/24/2022	—	—	—	—	—		121,458	5,008,928
	10/24/2022	—	—	—	26,991	1,113,109	(3)	—	—
	8/30/2023	—	—	—	—	—		55,617	2,293,645
	8/30/2023	—	—	—	55,617	2,293,645	(4)	—	—
	10/20/2023	—	—	—	51,478	2,122,953	(3)	—	—
	10/20/2023	—	—	—	—	—		154,434	6,368,859

P. Shannon Burns	10/19/2023	—	—	—	782	32,250	(3)	—	—
	10/19/2023	—	—	—	—	—		1,564	64,499
	3/15/2024	—	—	—	4,373	180,343	(3)	—	—

Benjamin J. Topercer	2/14/2022	—	—	—	15,897	655,592	(3)	—	—
	10/24/2022	—	—	—	—	—		11,134	459,166
	10/24/2022	—	—	—	3,712	153,083	(3)	—	—
	10/19/2023	—	—	—	6,086	250,987	(3)	—	—
	10/19/2023	—	—	—	—	—		12,172	501,973

James P. Denis	10/19/2021	—	—	—	—	—		6,738	277,875
	1/25/2022	—	—	—	1,123	46,313	(3)	—	—
	10/24/2022	—	—	—	—	—		7,086	292,227
	10/24/2022	—	—	—	2,362	97,409	(3)	—	—
	10/19/2023	—	—	—	5,652	233,088	(3)	—	—
	10/19/2023	—	—	—	—	—		11,304	466,177

Eric T. Chack(5)	—	—	—	—	—	—		—	—

Anthony P. Colucci(6)	—	—	—	—	—	—		—	—

(1) Market value of restricted stock unit awards and Performance Shares is based on the $41.24 closing price on the NYSE of the Company’s Class A common stock on August 30, 2024, the last trading day of the fiscal year ended August 31, 2024.
(2) Represents awards of Performance Shares (at target) that include a three-year performance period (except for the Performance Shares awarded to Mr. Sternlieb on August 30, 2023) and vest based on achievement of performance measures subject to continued employment. Performance Shares awarded in fiscal 2022 vest based on achievement of an ROIC target and the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Performance Shares granted in fiscal 2023 and in fiscal 2024, other than the award to Mr. Sternlieb on August 30, 2023, vest based on achievement of an ROIC target, the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index, and an adjusted Earnings Per Share target. Grants of Performance Shares in fiscal 2022 are presented at the maximum level, grants of Performance Shares in fiscal 2023, other than the Performance Shares awarded to Mr. Sternlieb on August 30, 2023, are presented at the maximum level, and grants of Performance Shares in fiscal 2024 are presented at the maximum level. The Performance Shares awarded to Mr. Sternlieb on August 30, 2023 vest based on achievement of net revenue and adjusted EBITDA margin targets for the fiscal year ending August 31, 2026, subject to Mr. Sternlieb’s continued employment, and are presented at the target level. Subsequent to August 31, 2024 and the completion of the three-year performance period then ended, the fiscal 2022 Performance Share grants (granted on October 19, 2021) vested at 196% of the target level. See "Equity Compensation Granted in Fiscal 2024—Performance Equity Awards Vesting in Fiscal 2024" beginning on page 29 for additional details.
(3) Restricted stock units vest in equal annual installments over a three-year period, subject to continued employment, commencing on the first anniversary of the date of grant. The amount presented reflects the remaining unvested balance.
(4) Restricted stock units vest in equal annual installments over a two-year period, subject to continued employment, commencing on the first anniversary of the date of grant.
(5) Mr. Chack joined the Company on July 22, 2024 and did not receive any equity awards in fiscal 2024. Under the terms of his initial employment arrangement, on September 15, 2024, Mr. Chack received an initial award of restricted stock units for 5,945 shares that vest, subject to his continued employment, on the second anniversary of the date of the award.
(6) All restricted stock units and Performance Share awards granted to Mr. Colucci that were unvested as of his March 1, 2024 departure from the Company were forfeited upon his departure.

EQUITY AWARDS VESTED IN FISCAL 2024
The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 34. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon vesting of restricted stock units and Performance Shares during fiscal 2024. None of the NEOs have been granted any options to acquire common stock of the Company.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul E. Sternlieb	128,695	3,699,981
P. Shannon Burns	5,937	194,958
Benjamin J. Topercer	12,172	349,945
James P. Denis	11,304	324,990
Eric T. Chack	—	—
Anthony P. Colucci	119,130	549,988
(1) Value realized on the vesting of restricted stock units and Performance Share awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

EMPLOYEE DEFERRED COMPENSATION
NEOs are eligible to participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 31 for a description of the plans).

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Paul E. Sternlieb
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	93,153	20,331	—	195,310

P. Shannon Burns
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	—	—	—	—

Benjamin J. Topercer
Deferred Compensation	116,657	—	35,071	—	171,884
Supplemental Executive Retirement	—	22,413	3,212	—	42,633

James P. Denis
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	30,686	3,593		48,355

Eric T. Chack
Deferred Compensation	—			—	—
Supplemental Executive Retirement	—	1,479	—	—	1,479

Anthony P. Colucci
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	—	—	—	—

(1)NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2017 Omnibus Incentive Plan). Accordingly, all amounts in this column are included in the Summary Compensation Table on page 34 in one or more of the following columns for fiscal 2024: “Salary,” “Stock Awards” or “Non-Equity Incentive Plan Compensation.”
(2)These amounts for fiscal 2024 appear in the “All Other Compensation” column of the Summary Compensation Table on page 34 (see footnote 5 to that table).
(3)Represents aggregate earnings (loss) on investments of deferred compensation deemed invested in a mix of options similar to the 401(k) Plan, a company stock account (although the plan no longer permits investment of contributions into the company stock account other than the deferral of restricted stock units) and, for deferrals made prior to December 1, 2019, an interest bearing account. Interest on the interest bearing account was paid at rate of 4.6% in fiscal 2024.
(4)The aggregate balance of August 31, 2024 represents the balance in each NEO’s participant account.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of August 31, 2024, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (3)
Equity compensation plans approved by security holders (1)	1,105,714	$25.56	3,191,321
Equity compensation plans not approved by security holders	—	—	—
Total	1,105,714	$25.56	3,191,321
(1)The number of securities to be issued upon exercise of outstanding options, warrants and rights comprises shares issuable with respect to 200,987 stock options at a weighted average exercise price of $25.18 and 24,862 stock appreciation rights at a weighted average exercise price of $30.85 (the number of actual shares issued will vary based on the stock price on the date of exercise), which options and stock appreciation rights were granted under the Company's 2009 Omnibus Incentive Plan, as amended, and 512,623 restricted stock units and 367,242 Performance Shares (at target), which were granted under the 2017 Omnibus Incentive Plan.
(2)The weighted average exercise price does not take into account awards of Performance Shares or restricted stock units.
(3) The number of securities remaining available for future issuance under equity compensation plans include 3,038,346 shares under the 2017 Omnibus Incentive Plan, 19,255 shares under the Company’s Deferred Compensation Plan and 133,720 shares under the Company’s 2010 Employee Stock Purchase Plan.
SENIOR OFFICER SEVERANCE PLAN AND EXECUTIVE AGREEMENTS
Senior Officer Severance Plan
The Company’s Senior Officer Severance Plan provides increased certainty for the covered executive officers and the Company in the event of a severance. The Senior Officer Severance Plan is expected to assist the Company with the retention and recruitment of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Senior Officer Severance Plan applies to the Company’s Chief Executive Officer and any Executive Vice President of the Company (the “Senior Officers”). In connection with the appointment of Mr. Sternlieb as President and Chief Executive Officer, the Company entered into a letter agreement with him to establish the terms of his initial compensation, which agreement included enhanced benefits under the Senior Officer Severance Plan.
The Senior Officer Severance Plan, as modified for the separate agreement with Mr. Sternlieb, provides that, in the event the employment of a Senior Officer is terminated by the Company without “Cause” or by a Senior Officer with “Good Reason” (as each term is defined in the Senior Officer Severance Plan):
•the Senior Officer would be entitled to receive a lump-sum payment equal to the sum of (i) one year’s (one and one-half year’s for Mr. Sternlieb) base salary at the Senior Officer’s regular salary rate, (ii) the annual bonus (one and one-half times the annual bonus for Mr. Sternlieb) that would have been payable to the Senior Officer under the Company’s annual bonus plan for the fiscal year in which such termination of employment occurs based on achievement of financial and other goals at “target” levels, and (iii) the portion of the monthly premium that the Company would normally pay for 12 months (18 months for Mr. Sternlieb) of medical, dental and vision coverage at the Senior Officer’s same level for such benefits immediately prior to the termination of employment (including dependent coverage, if applicable);
•outstanding unvested stock options granted by the Company to the Senior Officer would become vested upon the termination of employment and each outstanding unexercised stock option, including previously vested stock options, would remain exercisable until the earlier of (i) the date such stock option would have expired by its original terms (disregarding any provision for early expiration of the stock option upon termination of employment) or (ii) 10 years after the date such stock option was granted;
•outstanding restricted stock units granted by the Company to the Senior Officer would become vested upon termination of employment;
•with respect to any outstanding Performance Shares awarded by the Company to the Senior Officer, the requirement for the Senior Officer to remain employed during the relevant period would be waived, and the Senior Officer would be entitled to receive, following the completion of the relevant performance period, a pro rata pay out (based on the portion of the performance period during which the Senior Officer was employed) to the extent Performance Shares are earned based on the level of achievement of performance goals;
•the Senior Officer would be entitled to receive benefits under the retirement plans of the Company in which the Senior Officer participates based on the terms of such plans; and
•the Senior Officer would be entitled to receive outplacement services in a form, manner and with a scope of benefits as determined by the Talent Development and Compensation Committee of the Company’s Board of Directors, or any successor administrator appointed under the Senior Officer Severance Plan.
The Senior Officer Severance Plan provides for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Senior Officer to benefit financially on an after-tax basis. In addition, the Senior Officer Severance Plan provides that a Senior Officer whose employment is terminated in connection with a sale of a business unit is not entitled to the foregoing benefits if the Senior Officer receives an “Offer of Comparable Employment” (as defined in the Senior Officer Severance Plan) from the purchaser of the business unit. The Senior Officer Severance Plan also provides that if a Senior Officer becomes entitled, prior to satisfaction of conditions for payment under the Senior Officer Severance Plan, to receive severance benefits under an agreement with the Company upon termination of employment in connection with a change in control of the Company or sale of a business unit of the Company then no benefits are payable to the Senior Officer pursuant to the Senior Officer Severance Plan. Under the separate agreement with Mr. Sternlieb, he would be entitled to reimbursement by the Company of reasonable legal fees, up to $10,000, to enforce the Senior Officer Severance Plan.
The receipt by a Senior Officer of any payment or other benefit under the Senior Officer Severance Plan is conditioned upon (i) the delivery by the Senior Officer of a full and unconditional release of all claims against the Company in a form appended to the Senior Officer Severance Plan, (ii) the delivery by the Senior Officer of an agreement in a form appended to the Senior Officer Severance Plan including provisions relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees, and (iii) the Senior Officer’s agreement to provide reasonable assistance with respect to specified matters during the 12 months following termination of employment.
The Senior Officer Severance Plan provides that it may be amended or terminated at any time by the Company, provided that if there is a “Change in Control” of the Company (as defined in the Senior Officer Severance Plan), then during the two years following the Change in Control the Senior Officer Severance Plan may not be modified or rescinded to adversely affect the rights of the Senior Officers covered by the Senior Officer Severance Plan at the time of the Change in Control. In addition, if the Company becomes obligated to make any payments under the Senior Officer Severance Plan to a Senior Officer, the Senior Officer Severance Plan will remain in effect until such obligations have been satisfied. The Senior Officer Severance Plan also provides that all benefits under the Senior Officer Severance Plan are subject to the Company’s clawback policy for executive officers or any other clawback policy of the Company that is subsequently in effect.
Because Mr. Colucci resigned as an officer and employee, he was not entitled to any benefits under the Senior Officer Severance Plan in connection with his departure.
No Employment Agreements
The Company does not have employment contracts with any of its NEOs.
Severance Payments
The following table provides the estimated payments for the NEOs who are executive officers as of the date of this proxy statement (the “current NEOs”), as if their employment had been terminated by the Company on August 31, 2024 in the absence of a change in control of the Company. The amounts presented are determined with respect to the Senior Officer Severance Plan, except with respect to Mr. Sternlieb, who is eligible for additional benefits as described beginning on page 39. The severance benefits under the Senior Officer Severance Plan (including as modified for Mr. Sternlieb) are reflected in the following table.

Name	Base Salary ($)	Annual Bonus ($)	Stock Awards (1) ($)	Benefits (2) ($)	Total ($)
Paul E. Sternlieb	1,350,000	1,350,000	8,165,797	—	10,865,767
P. Shannon Burns	257,250	90,037.50	212,592	22,134	582,014
Benjamin J. Topercer	400,000	220,000	1,059,662	22,134	1,701,796
James P. Denis	358,400	179,200	376,810	22,134	936,544
Eric T. Chack	450,000	247,500	245,172	22,134	964,806
(1)Represents market value of unvested restricted stock units based on the closing price on the NYSE of the Company's Class A common stock on August 30, 2024, the last trading day of the fiscal year ended August 31, 2024 ($41.24), but does not include any amount with respect to the vesting of unvested Performance Shares as the amount of shares to be issued under such awards is dependent on the level of performance achieved for the full three-year performance period and accordingly is not known.
(2)Represents the portion of the monthly premium that the Company would pay for 12 months of medical, dental and vision insurance coverage, but does not include an estimate of the cost of outplacement services because such amount is not presently determinable (under the Senior Officer Severance Plan, the form, manner and scope of such services is subject to the discretion of the Talent Development and Compensation Committee).
Death or Disability Arrangements
NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of a current NEO's death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options, restricted stock units and Performance Shares would become 100% vested. The value of each NEO’s restricted stock units as of August 31, 2024, whose vesting would be accelerated upon death, is the same as disclosed in the preceding Severance Payments table. The value of Performance Shares, whose vesting would be accelerated upon death, is presently undeterminable as it depends on future performance results.
If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive. Otherwise, no further salary or disability payments would be due. Additionally, all current NEOs participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. In the event of termination of employment due to permanent disability, all unvested stock options, restricted stock units and Performance Shares would become vested.

CHANGE-IN-CONTROL PAYMENTS
Change-in-Control Arrangements
The Company has entered into change in control agreements with each of the current NEOs (other than Mr. Burns) providing certain benefits upon termination of employment following both a “change in control” of the Company and a “triggering event.” Such change-in-control agreements are intended to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.
A “change in control” is generally defined as:
•the acquisition by a person or group of more than 50% of the Company’s common stock;
•the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition;
•the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or
•a change in the majority of the Board of Directors without the endorsement of the existing Board members.
A “triggering event” is generally defined as:
•a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six-month period prior to the change in control;
•a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control;
•a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control; or
•in the agreement with Mr. Sternlieb, a material breach of his change-in-control agreement by the Company.
The terms of the change in control agreements do not include any provisions for excise tax gross-ups. The agreements generally do not vary by executive, but Mr. Sternlieb’s agreement provides for certain enhanced benefits. The agreements state that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control (the “Triggering Event Period”), that executive is entitled to receive a lump sum payment equal to two times (2.99 times for Mr. Sternlieb) the executive’s annual base salary plus the greater of (i) two times (2.99 times for Mr. Sternlieb) the highest annual bonus earned by the executive during the three complete fiscal years immediately preceding the termination of employment or (ii) two times (2.99 times for Mr. Sternlieb) the highest amount of the target annual bonus for the executive during the three complete fiscal years immediately preceding the termination of employment. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change in control were not determined in relation to the overall compensation guideline, but rather as part of an objective to attract and retain NEOs. In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years following termination of employment. Under his change-in-control agreement, Mr. Sternlieb would be entitled to reimbursement by the Company of reasonable legal fees, up to $10,000, to enforce his change-in-control agreement.
The agreements provide for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the executive to benefit financially on an after-tax basis. The agreements also include obligations of the executive relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.
In addition, if the Company terminates the executive within the Triggering Event Period, any outstanding equity or long-term incentive awards held by the executive immediately prior to termination shall be fully vested (at the target level of performance for performance-based awards) and, with respect to any stock options, stock appreciation rights or similar awards the executive shall have the full duration of the original exercise period to exercise such award.
Certain of our equity compensation plans and awards also contain change in control provisions. The award agreements for outstanding restricted stock, restricted stock units and Performance Shares provide for immediate vesting upon the occurrence of a change in control, with the amount earned under Performance Share awards being based on achievement of target performance levels.
Taking into account the terms of each current NEO’s change-in-control agreement in force on August 31, 2024, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2024 after a triggering event. We have assumed, solely for the purposes of this presentation, that there will be no reduction of these payments pursuant to the provision of the agreements providing for a reduction in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the executive to benefit financially on an after-tax basis.

Name	Base Salary ($)	Annual Bonus (1) ($)	Stock Awards (2) ($)	Benefits (3) ($)	Total ($)
Paul E. Sternlieb	2,691,000	2,691,000	16,148,306	—	21,530,306
Benjamin J. Topercer	800,000	440,000	1,540,232	44,268	2,824,500
James P. Denis	716,800	358,400	756,012	44,268	1,875,480
Eric T. Chack	900,000	495,000	245,172	44,268	1,684,440
(1)Actual payout will be based on the highest annual bonus target or highest annual paid bonus paid during the previous three years, multiplied by two.
(2)Represents market value of unvested restricted stock units and unvested Performance Shares (at the target level of performance) based on the closing price on the NYSE of the Company's Class A common stock on August 30, 2024, the last trading day of the fiscal year ended August 31, 2024 ($41.24).
(3)Represents estimated costs to provide the welfare benefits and perquisites provided to the current NEOs as described on page 31.
Estimated payments owed to the current NEOs upon a change in control, absent termination or a triggering event (as defined on page 41) and assuming that the Talent Development and Compensation Committee determined to vest all unvested restricted stock units and unvested Performance Shares in connection with the change in control, would be as set forth in the “Stock Awards” columns in the table above.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median-compensated employee and the annualized Annual Total Compensation of Mr. Sternlieb who served as our CEO throughout fiscal 2024. For our fiscal 2024:
•the Annual Total Compensation of our median-compensated employee was $42,635; and
•the Annual Total Compensation of Mr. Sternlieb, who served as our CEO throughout fiscal 2024, was $6,043,435.
Accordingly, the ratio of the CEO's Annual Total Compensation to the median-compensated employee’s Annual Total Compensation for fiscal 2024 was 142 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.
Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
SEC rules require a company to identify the median-compensated employee only once every three fiscal years, absent material changes to the employee population during that period. Because there were no such material changes in our employee population since we undertook to identify the median-compensated employee for determination of the ratio for fiscal 2023, we elected to use the same employee for calculating the fiscal 2024 ratio. In identifying the median-compensated employee for fiscal 2023, we used base salary as our consistently applied compensation measure to determine our median employee from our employee population, excluding our CEO, as of August 31, 2023. For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for employees who were employed as of August 31, 2023 but were not employed for the full fiscal year. For our non-U.S. employees, we used the foreign exchange rates applicable at August 31, 2023 to convert their base salary into U.S. dollars.

PAY VERSUS PERFORMANCE
An SEC rule adopted in 2022 requires that we include in the proxy statement disclosure of the relationship between executive compensation and our financial performance over the past three fiscal years, with future annual meeting proxy statements expanding the period by an additional year until the period addressed by the disclosure is five years. As specified by the SEC rule, the following table presents for each of the past four fiscal years:
•the total compensation of each individual serving as principal executive officer (“PEO”) of the Company, as calculated in accordance with the presentation of Total compensation in the Summary Compensation Table, appearing on page 34, with separate columns for each individual who served as PEO during this period (Randal W. Baker, identified as First PEO in the table and elsewhere in this section of the proxy statement, served as Enerpac’s principal executive officer until October 8, 2021, and Mr. Sternlieb, identified as Second PEO in the table and elsewhere in this section of the proxy statement, has served as our principal executive officer since then);
•the amount of “Compensation Actually Paid” as determined in accordance with the SEC rule for each PEO, with footnotes describing and quantifying the adjustments from Total compensation as reported in accordance with the presentation of such amounts required for the Summary Compensation Table to derive Compensation Actually Paid;
•the average total compensation, as calculated in accordance with the presentation of Total compensation in the Summary Compensation Table, of the individuals, other than the PEO, listed as named executive officers in our proxy statement for the annual meeting held in the year following each such year (the “Non-PEO NEOs”), with a footnote to the table identifying the individuals comprising the Non-PEO NEOs in each year;
•the average amount of “Compensation Actually Paid” as determined in accordance with the SEC rule for the Non-PEO NEOs, with footnotes describing and quantifying the adjustments from Total compensation as reported in accordance with the presentation of such amounts required for the Summary Compensation Table to derive such average Compensation Actually Paid;
•Enerpac’s cumulative total shareholder return (“TSR”) for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the year presented in the table (for example, for fiscal 2023, the period from August 31, 2020 through August 31, 2023), assuming the investment of $100 in Enerpac common stock on the first day of such period;
•the cumulative TSR for each such period of the peer group of companies identified in a footnote to the table calculated on the same basis as Enerpac’s TSR, but assuming an investment on the first day of such period of $100 in the common stock of such companies, allocated among such companies based on their respective market capitalization at August 31, 2020;
•the net income of Enerpac and its subsidiaries on a consolidated basis as presented in our consolidated statement of operations included in the accompanying annual report; and
•Adjusted EBITDA, a measure selected by us for presentation in this table as the most important financial performance measure linking Compensation Actually Paid to the NEOs for the most recent fiscal year to company performance.
The table presents Compensation Actually Paid in accordance with the requirements of the SEC rule. As identified in the footnotes to the table, the determination of Compensation Actually Paid includes adjustments to reflect, among other things, period-to-period changes in the value of unvested equity awards and the Performance Share Awards. Accordingly, such amounts do not reflect the value of compensation actually delivered to, or received by the PEOs or the Non-PEO NEOs, in the period reported in the table. The amount of actual compensation received by any executive officers depends on whether the executive officer satisfies the conditions for vesting of any such award, the extent to which performance conditions for performance-based awards are satisfied, and the value of our common stock on the date such awards vest.

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for First PEO(1)	Summary Compensation Table Total for Second PEO(2)	Compensation Actually Paid to First PEO(3)	Compensation Actually Paid to Second PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income(7)	Adjusted EBITDA(8)
	($)	($)	($)	($)	($)	($)	($)	($)	(h)	(i)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	($ in thousands)
2024	N/A	6,043,435	N/A	14,472,158	749,384	977,061	199.74	205.11	85,749	147,486
2023	N/A	9,608,505	N/A	11,699,671	1,171,205	1,405,400	126.71	126.40	46,561	136,343
2022	525,459	6,913,269	(52,920)	6,687,110	1,181,201	1,041,667	93.64	120.78	15,686	82,828
2021	4,481,386	N/A	5,931,625	N/A	1,141,200	1,376,759	121.22	147.08	38,077	74,692
(1) Randal W. Baker served as President and Chief Executive Officer during all of fiscal 2021 and in fiscal 2022 until October 8, 2021 and is identified as First PEO in the table. The negative amount of compensation actually paid reported for fiscal 2022 reflects a decline in the value of outstanding equity awards in that fiscal year and the forfeiture of certain awards in that year as a result of his departure.
(2) Paul E. Sternlieb has served as Chief Executive Officer since October 8, 2021 and is identified as Second PEO in the table.
(3) "Compensation actually paid" to our Named Executive Officers represents the “Total” compensation reported in the Summary Compensation Table for fiscal 2024, as adjusted per SEC rules as follows:

Adjustments	For Fiscal 2024
	Second PEO	Average Non-PEO NEOs
	($)	($)
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table	(4,098,164)	(306,749)
Increase based on ASC 718 Fair Value of Awards Granted during Fiscal Year that Remain Unvested as of Fiscal Year End, Determined as of Fiscal Year End	6,526,962	281,236
Increase based on ASC 718 Fair Value of Awards Granted during the Fiscal Year that Vested during the Fiscal Year, determined as of Vesting Date	—	63,225
Increase/deduction for Awards Granted during Prior Fiscal Year that were Outstanding and Unvested as of Fiscal Year End, determined based on change in ASC 718 Fair Value from Prior Fiscal Year End to Fiscal Year End	4,559,669	149,133
Increase/deduction for Awards Granted during Prior Fiscal Year that Vested During Fiscal Year, determined based on change in ASC 718 Fair Value from Prior Fiscal Year End to Vesting Date	1,432,379	159,129
Deduction of ASC 718 Fair Value of Awards Granted during Prior Fiscal Year that were Forfeited during the Fiscal Year, determined as of Prior Fiscal Year End	—	(118,786)
Increase Based on Dividends or Other Earnings Paid during the Fiscal Year prior to Vesting Date	7,877	488
Increase Based on Incremental Fair Value of Options/SARs Modified During Fiscal Year	—	—
Deduction for Change in the Actuarial Present Values Reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Fiscal Year	—	—
TOTAL ADJUSTMENTS	8,428,723	227,677

(4) This amount is the average of the total compensation, as calculated in accordance with the presentation of Total compensation in the Summary Compensation Table appearing on page 34, of the Non-NEO PEOs in each year. The following table lists the individuals who comprise the Non-PEO NEOs in each of the covered years:

Fiscal 2024	Fiscal 2023	Fiscal 2022		Fiscal 2021
P. Shannon Burns	Anthony P. Colucci	Anthony P. Colucci	Barbara G. Bolens	Rick T. Dillon
Benjamin J. Topercer	Benjamin J. Topercer	Benjamin J. Topercer	Scott M. Vuchetich	John Jeffrey Schmaling
James P. Denis	James P. Denis	Rick T. Dillon	Bryan R. Johnson	Fabrizio Rasetti
Eric T. Chack	Markus Limberger	John Jeffrey Schmaling	Fabrizio Rasetti	Barbara G. Bolens
Anthony P. Colucci	Barbara G. Bolens
(5) Represents the company’s TSR for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the covered year, which includes the reinvestment of dividends paid on our common stock during the relevant period.
(6) Represents the TSR for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the covered year, which includes dividends paid during the relevant period, of the common stock of the companies included in the S&P 600 Industrials index. In accordance with the applicable SEC rule, the Company has chosen to use a different published industry index to identify a peer group TSR in its presentation in this proxy statement, having presented the TSR of the Russell 2000 index in its proxy statement for the 2024 annual meeting. The Company selected S&P 600 Industrials index as the peer group for comparison as it believes the companies included in that index are more comparable to Enerpac than those included in the broader Russell 2000 index and the S&P 600 Industrials index is the index used in determining relative TSR under the Company’s Performance Share awards. The new peer group aligns with SEC guidance for an industry-specific benchmarking. The following table presents the Company’s TSR with the TSR for the companies included in each of the S&P 600 Industrials index and Russell 2000 index for each of the fiscal years presented in the table:

Fiscal Year	Enerpac TSR ($)	Peer Group Total Shareholder Return (S&P 600 Industrial Index) ($)	Peer Group Total Shareholder Return (Russell 2000 Index) ($)
2024	199.74	205.11	149.74
2023	126.71	162.50	126.40
2022	93.64	134.30	120.78
2021	121.22	144.79	147.08
(7) Represents net income of Enerpac and its subsidiaries on a consolidated basis, which includes the results of discontinued operations in each of the periods presented.
(8) The Company selected measure is adjusted EBITDA, which is a measure used in the annual cash incentive plan. Adjusted EBITDA is the Company’s earnings before interest, income tax, depreciation and amortization expenses, adjusted by adding selected expenses that the Talent Development and Compensation Committee believes do not reflect normal operating conditions and subtracting certain selected income items that the Talent Development and Compensation Committee believes do not reflect normal operating conditions. Adjusted EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, with additional adjustments to exclude annual incentive compensation expense and for certain items selected by the Talent Development and Compensation Committee that it believes do not reflect normal operating conditions.

Performance measures used to link performance to executive compensation
We have listed below the four performance measures that represent the most important metrics we used to link Compensation Actually Paid to our NEOs for fiscal 2024 to Company performance:
•Adjusted EBITDA
•Organic Sales Growth
•Adjusted EBITDA Margin; and
•Free Cash Flow Conversion.
These measures are described beginning on page 26 of this proxy statement.
Graphical presentations of the relationship of executive compensation to certain performance measures
The following charts present the relationship for the periods presented in the foregoing table between the Compensation Actually Paid for each of the PEOs and the average Compensation Actually Paid for the Non-PEO NEOs and each of the Company’s TSR, the Company’s peer group TSR, net income and Adjusted EBITDA.

NON-EMPLOYEE DIRECTOR COMPENSATION
In fiscal 2024, directors who are not employees of the Company were paid an annual cash retainer of $70,000 for serving on the Board of Directors. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. Directors were paid the following additional cash fees for serving on committees:

Committee	Member Fee	Additional Chair Fee
Audit	$15,000	$15,000
Compensation and Talent Development	10,000	12,000
Governance and Sustainability	10,000	7,500
The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an as-needed basis, without concern for the fees associated with such access. The annual retainer and fee are paid in one installment shortly following the commencement of a director’s term. In prior years, the annual retainer and fee were paid in quarterly installments. As a result of this change occurring after the first quarterly payment was made in fiscal 2024, the table below reflects a quarterly payment of the retainer and fee for each director’s service for the first fiscal quarter of 2024 and the annual retainer paid shortly following the 2024 annual meeting of shareholders for the director’s service from such annual meeting (which occurred in the Company’s second quarter of fiscal 2024) to the Meeting to be held in 2025. Directors elected by the Board between annual meetings are paid a pro rata amount of the annual fee based on the period of their service.
Equity compensation for the Board in fiscal 2024 was in the form of restricted stock units. Non-employee directors annually receive restricted stock units having a value upon grant of approximately $120,000, with the Chair receiving an additional restricted stock units having a grant date value of approximately $100,000 for the additional services required of the position.
For their service commencing with the annual meeting of shareholders held in February 2023, each then-current non-employee director was granted 4,347 restricted stock units, except for the Chair, who received 7,971 restricted stock units. For their service commencing with the annual meeting of shareholders held in January 2024, each then-current non-employee director was granted 3,785 restricted stock units, except for the Chair, who received 6,940 restricted stock units. In each case, these awards of restricted stock units vest 50 weeks after their grant dates.
The non-employee directors who served on the Board during fiscal 2024 received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Chair Fee ($)	Stock Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Alfredo Altavilla	87,500	31,250	—	119,984	238,734	—	3,785
Judy L. Altmaier	87,500	31,250	—	119,984	238,734	—	3,785
J. Palmer Clarkson	87,500	25,000	—	119,984	232,484	—	3,785
Danny L. Cunningham	87,500	31,250	18,750	119,984	257,484	2,930	3,785
E. James Ferland, Jr.	87,500	12,500	12,500	219,998	332,498	9,092	6,940
Colleen M. Healy	87,500	31,250	—	119,984	238,734	—	3,785
Richard D. Holder	87,500	31,250	15,000	119,984	253,734	—	3,785
Lynn C. Minella	87,500	25,000	—	119,984	232,484	—	3,785
Sidney S. Simmons	87,500	31,250	—	119,984	238,734	—	3,785
(1)Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock.
Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own Company common stock with a total value equal to five times their base cash annual retainer (or an aggregate $350,000). The compliance period to achieve the ownership requirement is three years from the date of joining the board. As of August 31, 2024, all directors either have met the target ownership level, or are within the three-year compliance period. Under the Outside Directors’ Deferred Compensation Plan, non-employee directors can defer all or a portion of their annual retainer, committee fees and vested restricted stock units for future payment on a specified date or when they leave the Board. Compensation deferred under the plan are represented by phantom stock units, which are settled in Class A common stock, generally following the director’s termination of service. A number of shares, based on the amount of compensation deferred, is contributed by the Company to a rabbi trust. During fiscal 2024, Messrs. Cunningham, Ferland and Simmons and Ms. Minella participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION
DELINQUENT SECTION 16(a) REPORTS
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, officers and persons who beneficially own 10% or more of the common stock are required to file reports specifying their initial ownership of common stock and subsequent changes in that ownership to the SEC. These reports are required to be filed within specified time periods established by the SEC. Based solely on our review of reports filed with the SEC, we believe that no director, officer, or 10% shareholder failed to timely file any report required by Section 16(a) to have been filed since August 31, 2023, other than as previously disclosed in the Company proxy statement for its annual meeting of shareholders held on January 25, 2024 and each of Mr. Colucci, Mr. Denis, Mr. Sternlieb, Mr. Topercer and Markus Limberger (who was then an executive officer of the Company) was late in filing one report for the withholding by the Company of shares for taxes upon the vesting of restricted stock units on October 24, 2023.
INDEPENDENT PUBLIC ACCOUNTANTS
Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal years ended August 31, 2024 and 2023 and the effectiveness of our internal control over financial reporting as of August 31, 2024 and 2023. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for the past two fiscal years were as follows:

	Fiscal Year Ended August 31, 2024	Fiscal Year Ended August 31, 2023
Audit Fees	$1,230,000	$1,125,000
Audit-Related Fees	—	—
Tax Compliance Fees	32,328	61,179
Tax Consulting Fees	316,475	185,340
All Other Fees	—	—
	$1,578,803	$1,371,519
Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Tax Compliance Fees include professional services related to annual tax compliance including foreign tax return preparation and transfer pricing studies, while Tax Consulting Fees include professional services related to tax planning, tax reform and tax advisory services. In addition to the fees above, the Company also reimbursed Ernst & Young for out-of-pocket expenses, which were less than $100,000 in fiscal 2024 and fiscal 2023.
The Audit Committee considered the compatibility of the respective non-audit services provided by Ernst & Young LLP to Ernst & Young LLP's independence and concluded that the independence of Ernst & Young LLP was not compromised by the performance of such services.
The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All audit fees require specific approval by the Audit Committee prior to the work commencing. In addition, pursuant to the Audit Committee's policy, certain other proposed services for which the independent auditor would charge $50,000 or more in fees require specific approval by the Audit Committee prior to the work commencing. Under its policies, the Audit Committee may pre-approve non-audit services by category, defining the scope of services, with fees less than $50,000 and delegate to management the authority to approve individual projects within the pre-approved category, with management reporting to the Audit Committee each quarter any approvals made by it under that delegated authority in the quarter.

SHAREHOLDER PROPOSALS
Shareholder proposals must be received by the Company no later than August 20, 2025 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on November 8, 2025 nor earlier than the close of business on October 9, 2025 for such proposal to be considered for a vote, or such candidate to be nominated for election as director, at next year’s annual meeting. Any such notice must contain the information required by the Company’s bylaws.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in an account through a bank, broker or other nominee record holder or us if you directly hold your shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or call us at (262) 293-1500.
FORWARD-LOOKING STATEMENTS
Certain of the above statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic uncertainty, market conditions in the industrial, oil & gas, energy, power generation, infrastructure, commercial construction, truck and automotive industries, supply chain risks, including disruptions in deliveries from suppliers due to political tensions or the imposition, or threat of imposition, of tariffs, which could be affected by the outcome of the recent U.S. presidential election, the impact of geopolitical activity, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, as well as armed conflicts in the Middle East, including the impact on shipping in the Red Sea, the ability of the Company to achieve its plans or objectives related to its growth strategy, market acceptance of existing and new products, market acceptance of price increases, successful integration of acquisitions, the impact of dispositions and restructurings, the ability of the Company to continue to achieve its plans or objectives related to the ASCEND program, including any assumptions underlying its calculation of expected incremental operating profit or program investment, operating margin risk due to competitive pricing and operating efficiencies, risks related to reliance on independent agents and distributors for the distribution and service of products, material, labor, or overhead cost increases, tax law changes, foreign currency risk, interest rate risk, commodity risk, tariffs, litigation matters, cybersecurity risk, impairment of goodwill or other intangible assets, the Company’s ability to access capital markets, and other risks and uncertainties, including those of a political, economic, business, competitive and regulatory nature that may be referred to or noted in the Company’s reports filed with the SEC from time to time, including those described under "Item 1A. Risk Factors" of the Annual Report.

ADDITIONAL MATTERS
Other than the proposals and matters described herein, management is not aware of any other matters that will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 27, 2024 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 18, 2024

Please know that your vote is very important to us, and we encourage you to vote promptly. Whether or not you expect to attend the Meeting by means of remote communication, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.
The Annual Report, which includes of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024 (without exhibits), as filed with the SEC, has been made available with this Proxy Statement. Additional copies of the Annual Report are available, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by calling us at (262) 293-1500.

ENERPAC TOOL GROUP

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 p.m., Central Time, on February 5, 2025 for shares held directly and by 10:59 p.m., Central Time, on February 3, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EPAC2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m., Central Time, on February 5, 2025 for shares held directly and by 10:59 p.m., Central Time, on February 3, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V59556-Z88886-P21453 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ENERPAC TOOL GROUP CORP.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Alfredo Altavilla	06) Colleen M. Healy
02) Judy L. Altmaier	07) Richard D. Holder
03) J. Palmer Clarkson	08) Lynn C. Minella
04) Danny L. Cunningham	09) Sidney S. Simmons
05) E. James Ferland	10) Paul E. Sternlieb

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V59557-Z88886-P21453

ENERPAC TOOL GROUP CORP.

ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Paul E. Sternlieb, Darren M. Kozik and James Denis, and each of them, as proxies, each with power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ENERPAC TOOL GROUP CORP., a Wisconsin corporation, to be held on February 6, 2025 at 8:00 a.m., Central Time, virtually at www.virtualshareholdermeeting.com/EPAC2025, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting upon the matters indicated on the reverse side of this card.

NOTE TO PARTICIPANTS IN THE 401 (K) PLAN.

As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Enerpac Tool Group Corp. 401(k) Plan, to vote all shares of common stock as of Enerpac Tool Group Corp. allocated as of December 2, 2024. If instructions are not received by the voting deadline on the reverse side, or if the voting instructions are invalid because this form is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan document.

Continued and to be signed on reverse side